Registration No. 333-90867

================================================================================

                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                              -------------------

                                 AMENDMENT NO. 1
                                       TO

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              -------------------

                               EACCELERATION CORP.
             (EXact name of registrant as specified in its charter)

          DELAWARE                     7319                       91-2006409
(State or other jurisdiction  (Primary Standard Industrial   (I.R.S. Employer
   of incorporation or         Classification Code Number)    Identification No.
      organization)

       1223 NW FINN HILL ROAD, POULSBO, WASHINGTON 98730 - (360) 697-9260 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  CLINT BALLARD
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               EACCELERATION CORP.

                             1223 NW FINN HILL ROAD
                            POULSBO, WASHINGTON 98730
                                 (360) 697-9260
 (Name, address, including zip code, and telephone number, including area code, of registrant's principal place of business and agent for service)

                                    Copy to:
                              NEIL M. KAUFMAN, ESQ.
                             KAUFMAN & MOOMJIAN, LLC
                   50 CHARLES LINDBERGH BOULEVARD - SUITE 206
                          MITCHEL FIELD, NEW YORK 11553
                                 (516) 222-5100

                              -------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

================================================================================

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED FEBRUARY 16, 2000


                             PRELIMINARY PROSPECTUS



                                     [Logo]




                               EACCELERATION CORP.


                        3,000,000 SHARES OF COMMON STOCK

     This is an initial public offering of up to 3,000,000 shares of our common stock.


     We will be selling a minimum of 400,000 and a maximum of 3,000,000 of our shares in a direct participation offering. The shares will be sold by our officers and directors. Until we have sold at least 400,000 shares, we will not accept subscriptions for any shares. You must buy shares in increments of 100 shares. All proceeds of this offering will be deposited in an interest-bearing escrow account. If we are unable to sell at least 400,000 shares before the offering ends, we will return all funds, with interest, to subscribers as soon as practicable after the ending of this offering. The offering will remain open until all shares offered are sold or nine months after the date of this prospectus, except that we will have only 180 days to sell at least the first 400,000 shares. We may decide to cease selling efforts prior to such date.



     Prior to this offering, there has been no public market for the shares. We estimate that the initial public offering price will be $6.25 per share.



     THE SHARES OFFERED IN THIS OFFERING INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ THE "RISK FACTORS" BEGINNING ON PAGE 5 FOR INFORMATION THAT YOU SHOULD CONSIDER IN DETERMINING WHETHER TO PURCHASE ANY OF THE SHARES.



     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SHARES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                              -------------------




                                            Price per share    Underwriting discounts    Proceeds, before
                      Number of Shares         to public           and commissions       expenses, to us
                      ----------------      ---------------    ----------------------    ----------------
Minimum. . . . .          400,000                 $6.25                  -                $ 2,500,000
Maximum. . . . .        3,000,000                 $6.25                  -                $18,750,000


     We currently have no arrangements with underwriters or broker-dealers to sell our shares.



                      The date of this prospectus is   , 2000

     The following is a graphic illustration of our Internet business model. The model depicts the relationship between us and our Internet advertising and marketing customers, who pay us for specified actions by our website visitors, and between us and our website visitors, who receive free software and other products and services in exchange for agreeing to use one of our websites as their browser's starting page:






  [Graphic representation of the relationship between (a) Online Media Buyers and Merchants, (b) HomepageSales.com, DownloadSales.com, HomePageware.com,
            ClickSales.com and SignupSales.com and (c) Internet Users]

                               PROSPECTUS SUMMARY



     In this prospectus, we are assuming the effectiveness of the merger of our operating subsidiary, Acceleration Software International Corporation, into eAcceleration Corp., which will occur prior to the initial closing under this offering. We have adjusted the number of outstanding shares and options accordingly. Unless otherwise indicated or the context otherwise requires, we will refer to eAcceleration Corp. and Acceleration Software International Corporation collectively as "eAcceleration", "we", "us" or "our".


EACCELERATION


    We are a provider of online direct marketing services, advertising solutions and proprietary software. We combine Internet-based direct marketing and advertising services with programs that reward consumers with free software when they use our designated homepage as their Internet browser's starting page. These online incentive programs are intended to provide flexible, incentive-marketing solutions for our Internet advertising and marketing clients. Our payment structure, in which our Internet advertising and marketing clients are only charged when our website visitors execute specific predefined actions, provides these clients with a known cost to achieve the desired response to their advertising campaigns. We intend to leverage our developing homepage subscriber base and our targeting capabilities to offer our clients customized, targeted advertising solutions designed to improve advertisement response rates and reduce their cost of acquiring new customers.



     Our principal executive offices are located at 1223 NW Finn Hill Road, Poulsbo, Washington 98730. Our telephone number is (360) 697-9260 and our fax number is (360) 598-2450. Our corporate website is www.eAcceleration.com. The information contained in this website or any of our other websites is not a part of this prospectus.



                              THE OFFERING




Shares offered . . . . . . . . . . .   Common stock, par value $.0001 per share.
     Minimum . . . . . . . . . . . .   400,000 shares
     Maximum . . . . . . . . . . . .   3,000,000 shares

Price per share. . . . . . . . . . .   $6.25

Shares outstanding after this offering
     Minimum . . . . . . . . . . . .   34,700,000 shares
     Maximum   . . . . . . . . . . .   37,300,000 shares

Use of proceeds  . . . . . . . . . .   We plan to use the net proceeds from this
                                       offering for the following purposes:
                                       - new product development;
                                       - marketing and advertising;
                                       - facilities;
                                       - personnel;
                                       - computer equipment;
                                       - computer software; and
                                       - working capital and general corporate
                                         purposes.


                          SUMMARY FINANCIAL INFORMATION


                                         Year ended December 31,               Ten months ended October 31,
                                           1997          1998                       1998              1999
                                           ----          ----                       ----              ----
                                                                                         (unaudited)
STATEMENTS OF INCOME DATA:
Revenues . . . . . . . . . . . . . .   $ 1,840,761    $1,919,149               $ 1,638,448        $3,361,536
Costs and expenses:
    Software development and products    1,192,728       919,895                   687,760           757,269
    Sales and marketing. . . . . . .        51,459       369,336                   235,595         1,633,140
    General and administrative . . .       353,972       305,071                   293,455           512,611
    Reduction of reserves for claims.     (183,554)      (28,542)                  (28,542)            -
                                       -----------    ----------               -----------        ----------
Total expenses                         $ 1,414,605    $1,565,760               $ 1,188,268        $2,903,020
                                       -----------    ----------               -----------        ----------

Income from operations                     426,156       353,389                   450,180           458,516

Other income, net . . . . . . . . . .      625,187*       43,092                    42,866             3,996
                                       -----------    ----------               -----------        ----------

Net income. . . . . . . . . . . . . .  $ 1,051,343*   $  396,481               $   493,046        $  462,512
                                       ===========    ==========               ===========        ==========

Basic and diluted earnings
    per share . . . . . . . . . . . .  $       .03    $      .01               $       .01        $      .01
                                       ===========    ==========               ===========        ==========

Pro forma financial data:
     Pro forma net income . . . . . .                 $  261,677                                  $  305,258
                                                      ==========                                  ==========
     Pro forma basic and diluted
         earnings per share . . . . .                 $      .01                                  $      .01
                                                      ==========                                  ==========


BALANCE SHEET DATA:


                                                              At October 31, 1999 (unaudited)
                                                 Actual                         As adjusted
                                                 ------                         -----------
                                                                        Minimum                Maximum
                                                                        -------                -------
Current assets. . . . . . . . . . . . .      $   855,858             $ 2,855,858           $ 19,105,858
Property and equipment. . . . . . . . .           63,208                  63,208                 63,208
Total assets. . . . . . . . . . . . . .        1,101,747               3,101,747             19,351,747
Current liabilities . . . . . . . . . .          539,660                 539,660                539,660
Total stockholders' equity. . . . . . .      $   562,087             $ 2,562,087           $ 18,812,087
---------------

    * Includes $616,728 gain in connection with the settlement of a legal dispute in 1997.


     The pro forma financial data reflects income tax expenses of $134,804 and $157,254, for the periods ended December 31, 1998 and October 31, 1999, respectively, based on the assumption that we were taxed as a C-Corporation instead of as a pass-through entity as provided under Subchapter S corporation status. See the notes to our consolidated financial statements.


     For the minimum number of shares under the offering, the as adjusted balance sheet data at October 31, 1999 assumes net proceeds of $2,000,000, net of $500,000 in offering expenses. For the maximum number of shares under this offering, the as adjusted balance sheet of October 31, 1999 assumes net proceeds of $18,250,000, net of $500,000 in offering expenses.


     We plan to make a distribution of accumulated earnings to our existing stockholders immediately prior to the first closing of this offering equal to the amount that our total stockholders' equity exceeds $578,750 as of the date of such distribution.

                                  RISK FACTORS



     The shares offered in this prospectus are speculative and involve a high degree of risk. If you purchase shares you may lose your entire investment. Prior to making an investment decision, you should carefully consider all of the information contained in this prospectus, including the following risk factors.



WE WILL HAVE BROAD DISCRETION IN THE USE OF THE NET PROCEEDS FROM THIS OFFERING, AND WE MIGHT USE THEM INEFFECTIVELY.



    We will have broad discretion over how we use the net offering proceeds, and we could spend the proceeds in ways with which you might not agree. We cannot assure you that we will use these proceeds effectively. We plan to use the proceeds from this offering for:



              -     new product development;
              -     marketing and advertising;
              -     personnel;
              -     facilities;
              -     computer equipment and software; and
              -     working capital and general corporate purposes.



We have not definitively determined how we will allocate proceeds among these uses, particularly in the event that more than the minimum amount is raised in this offering. Our business strategy includes possible growth through acquisitions or significant investments, and we may use a substantial portion of the offering proceeds to buy or invest in businesses we have not yet identified. See "Use of Proceeds."



OUR TWO EXISTING STOCKHOLDERS WILL BE ABLE TO EXERCISE CONTROL OF OUR COMMON STOCK AND MAY MAKE DECISIONS THAT ARE NOT IN THE BEST INTEREST OF ALL STOCKHOLDERS.



     At the completion of this offering Clint Ballard, our president and chief executive officer, and Diana T. Ballard, our chairman of the board, will in the aggregate beneficially own approximately 92.0% of the outstanding shares of our common stock in the event the maximum number of shares offered in this offering are sold, or 98.9% of the outstanding shares of our common stock in the event the minimum number of shares offered in this offering are sold. Accordingly, Clint and Diana Ballard will be able to control the election of directors and all other matters subject to stockholder votes. This concentration of ownership may have the effect of delaying or preventing a change of control of eAcceleration, even if this change of control would benefit shareholders.

OUR BUSINESS STRATEGY OF ACHIEVING SIGNIFICANT GROWTH WHILE CONTINUING TO INCREASE OUR EMPHASIS ON INTERNET ADVERTISING AND MARKETING REVENUE MAY NOT BE SUCCESSFUL.



    The Internet advertising and marketing industry is a new and rapidly evolving market. We may not succeed in implementing our business strategy for exploiting this market. This strategy involves attracting and maintaining the loyalty of a larger number of visitors to our websites in order to facilitate attracting new Internet advertising and marketing clients. If we fail to successfully implement our business strategy, our business will suffer.



THE MAJORITY OF OUR INTERNET ADVERTISING CONTRACTS HAVE MONTH-TO-MONTH TERMS, AND THE LOSS OF A SIGNIFICANT NUMBER OF THESE CONTRACTS IN A SHORT PERIOD OF TIME COULD HARM OUR BUSINESS.



    As of October 31, 1999, over 90% of our Internet advertising contracts could be terminated by either party with several days notice. The loss of a significant number of these contracts in any period could result in an immediate and significant decline in our revenues and cause our business to suffer.



THE LOSS OF THE SERVICES OF CLINT BALLARD, OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER, OR OTHER KEY PERSONNEL WOULD LIKELY HARM OUR BUSINESS.



     Our future success depends to a significant extent on the efforts and abilities of our senior management, particularly Clint Ballard, our president and chief executive officer, Diana T. Ballard, our chairman of the board, and other key employees, including our technical and sales personnel. The loss of the services of any of these individuals could harm our business. We may be unable to attract, motivate and retain other key employees in the future. Competition for employees in Internet-related businesses is intense, and in the past we have experienced difficulty in hiring qualified personnel.



IF WE SUCCEED IN SIGNIFICANTLY INCREASING THE NUMBER OF VISITORS TO OUR WEBSITES, WE RISK STRAINING OUR SYSTEMS, AND WE BECOME INCREASINGLY VULNERABLE TO SYSTEM MALFUNCTIONS.



     We need to continue to develop and upgrade our technology and to minimize technical difficulties and system downtime. Any serious or repeated problems with the performance of our websites could lead to the dissatisfaction of our visitors, subscribers or our Internet advertising and marketing clients. The amount of traffic on our websites has increased over time to approximately four million unique visitors in August 1999, and we are seeking to further increase traffic. The systems that support our websites must be able to accommodate an increased volume of traffic. Although we believe our systems can currently accommodate approximately 25 million visitors monthly, our websites could encounter a variety of systems problems, including failure of one or more of our three Internet service providers, hardware failures or failure of software applications. If these problems occurred during a weekend, detection and correction could be delayed. Such problems could have a material adverse effect on our business.

WE MAY BE UNABLE TO COMPETE SUCCESSFULLY WITH INTENSE COMPETITION FROM THE RAPIDLY GROWING NUMBER OF COMPETITORS FOR INTERNET ADVERTISING AND MARKETING CLIENTS.



     We may be unable to compete successfully with current or future competitors for Internet advertising and marketing clients. We face intense competition from many companies, both traditional and online, to provide advertising and marketing services for Internet advertising and marketing clients. Among the free-offer websites, our primary competitors include FreeShop.com, CyberGold, Inc., Winfiles.com, Download.com, Shareware.com, Volition.com and Free2Try.com. Among the specialty lead-generation websites, our competition includes eNews, Cataloglink and Catalogcity. Additionally, we believe that the primary competitors for our software products that we give away online are Microsoft Corporation, Web 3000, Bonzi Software, Symantec, Network Associates, Real Networks, Nico Mak Computing, Inc. and Aureate Software. We expect competition from online competitors to increase significantly because there are no substantial barriers to entry in our industry. In addition, our competitors may develop new types of products and services that are more attractive to consumers and Internet advertisers and marketers than the products or services we offer. Increased competition could result in price reductions for online advertising space and marketing services, reduced gross margins and loss of our market share.



WE MAY BE AT A COMPETITIVE DISADVANTAGE TO OUR COMPETITORS WHO HAVE A GREATER MARKET SHARE OR FINANCIAL RESOURCES.


     Many of our existing competitors, as well as a number of potential new competitors, have greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than us. These advantages may allow them to respond more quickly and effectively to new or emerging technologies and changes in customer or client requirements. It may also allow them to engage in more extensive research and development, undertake farther-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential employees, strategic partners and advertisers. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products or services to address the needs of our prospective Internet advertising and marketing clients.


IF OUR CUSTOMERS REQUEST PRODUCTS AND SERVICES DIRECTLY FROM OUR MARKETER CLIENTS INSTEAD OF REQUESTING THE PRODUCT OR SERVICE FROM US, OUR BUSINESS COULD SUFFER.


    Our Internet advertiser and marketer clients may offer similar free products or services on their own websites that we offer on our websites. Our customers may choose to request products or services directly from our Internet advertiser and marketer clients instead of requesting the product or service from us, which would result in lower revenues to us and cause our business to suffer.

OUR PATENTS AND OTHER INTELLECTUAL PROPERTY ARE CRITICAL TO OUR SUCCESS IN BOTH THE INTERNET ADVERTISING AND MARKETING AND SOFTWARE LICENSING MARKETS, BUT THEIR PROTECTION IS UNCERTAIN.



     We regard our patents, copyrights, service marks, trademarks, trade dress, trade secrets, and similar intellectual property as critical to our success, and rely on patent, trademark and copyright law, trade secret protection and confidentiality or license agreements with employees, customers, partners and others to protect our proprietary rights. We hold nine patents, including one foreign patent, and have ten patent applications pending. We hold several trademarks and service marks in the United States. We may not seek or achieve effective trademark, service mark, copyright and trade secret protection in every country in which the our products and services are made available online. There can be no assurance that the steps we have taken to protect our proprietary rights will be adequate to prevent third parties from infringing or misappropriating our patents, copyrights, trademarks, trade dress and similar proprietary rights without incurring significant costs.



WE MAY NOT BE ABLE TO PROTECT OUR PATENTS AND OTHER INTELLECTUAL PROPERTY ON WHICH WE RELY AGAINST INFRINGEMENT CLAIMS BY THIRD PARTIES.



     We cannot assure you that the steps we have taken to protect our patents, copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property have been sufficient for us to successfully defend against any infringement claims, including patent infringement claims, by any third party. The loss of our ability to use any such intellectual property right could have a materially adverse effect us. Additionally, any such defense, whether successful or not, may cause us to incur significant expenses.



IF THIRD PARTIES CONTINUE TO USE OR ACQUIRE DOMAIN NAMES THAT ARE SIMILAR TO OUR DOMAIN NAMES, SUCH AS "WWW.EACCELERATION.COM," THEY COULD DECREASE THE VALUE OF OUR TRADEMARKS AND TAKE CUSTOMERS AWAY FROM OUR WEBSITES.



     We currently hold many Internet domain names including eAcceleration.com, homepageware.com, clicksales.com, downloadsales.com, signupsales.com and freebranding.com. A third party holds the domain name "acceleration.com" and we do not expect to stop such third party from using it, even though visitors who may have intended to reach our website may reach the third party's website instead. We may be unable to prevent third parties from acquiring similar domain names, which could reduce the value of our trademarks, potentially weaken our brand names and take customers away from our website. Domain names generally are regulated by Internet regulatory bodies. The regulation of domain names in the United States and in foreign countries is evolving. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. The relationship between regulations governing domain names and laws protecting trademarks and similar intellectual property rights is unclear. Additionally, there may be online companies in other countries using domain names that potentially infringe on our trademarks. We may be unable to prevent them from using these domain names, and this use may decrease the value of our trademarks and our brand names.

ONLINE PRIVACY BREACHES COULD SUBJECT US TO LIABILITY AND DETER CONSUMERS FROM USING OUR WEBSITES.


     Although we do not currently accept credit card information from any third parties, we may do so in the future. In such event, we could be subject to litigation and liability if third parties penetrate our network security or otherwise misappropriate our users' personal or credit card information. This liability could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims. It could also include claims for other misuses of personal information, such as for unauthorized marketing purposes. In addition, the Federal Trade Commission and other federal and state agencies have been investigating various Internet companies in connection with their use of personal information. We could be subject to investigations and enforcement actions by these or other agencies.


     The need to transmit confidential information securely has been a significant barrier to electronic commerce and communications over the Internet. Any compromise of security could deter people from using the Internet in general or, specifically, from using the Internet to conduct transactions that involve transmitting confidential information, such as purchases of goods or services. Many of our marketing clients seek to offer their products and services on our websites because they want to encourage people to use the Internet to purchase their goods or services. Internet privacy concerns could frustrate these efforts. Also, our relationships with consumers may be adversely affected if the measures we use to protect their personal information prove to be ineffective. We cannot predict whether events or developments will result in a compromise or breach of the technology we use to protect customers' personal information. We have no insurance coverage for these types of claims.



ONLINE SECURITY BREACHES COULD DISRUPT OUR SERVICES, IN WHICH CASE OUR BUSINESS COULD SUFFER.



     Our computer servers may be vulnerable to computer viruses, physical or electronic break- ins and similar disruptions. We may need to expend significant additional capital and other resources to protect against a security breach or to alleviate problems caused by any such breaches. We may be unable to prevent or remedy all security breaches. If any of these breaches occur, we could temporarily lose the ability to effectively maintain our web sites and services and as a result lose Internet advertising and marketing clients and visitors to our websites.



OUR BUSINESS WILL SUFFER IF THE ACCEPTANCE OF OUR INTERNET ADVERTISING AND DIRECT MARKETING SERVICES DO NOT CONTINUE TO INCREASE.



The demand for Internet advertising and marketing may not develop to a level sufficient to support our continued operations or may develop more slowly than we expect. We expect to derive a large percentage of revenues from contracts with clients under which we provide Internet advertising and marketing services through our websites, homepageware.com, downloadsales.com, clicksales.com and signupsales.com. The Internet has not existed long enough as a marketing medium to demonstrate its effectiveness relative to traditional marketing methods. Marketers that have historically relied on traditional marketing methods may be reluctant or slow to adopt Internet marketing. Many marketers have limited or no experience using the Internet as a marketing medium. In addition, marketers that have invested substantial resources in traditional methods of marketing may be reluctant to reallocate these resources to Internet marketing. Email marketing is also vulnerable to potential negative public perception associated with unsolicited email, known as "spam." Although we do not send unsolicited email, public perception, press reports or governmental action related to spam could reduce the overall demand for email. Those companies that have invested a significant portion of their marketing budgets in Internet marketing may decide after a time to return to more traditional methods if they find that Internet marketing is a less effective method of promoting their products and services than traditional marketing methods.



THE ABSENCE OF AN INDUSTRY STANDARD IN MEASURING OUR INTERNET MARKETING AND ADVERTISING EFFECTIVENESS MAY ADVERSELY AFFECT US.


     We do not know if accepted industry standards for measuring the effectiveness of Internet marketing will develop. An absence of accepted standards for measuring effectiveness could discourage companies from committing significant resources to Internet marketing. There are a variety of pricing models for marketing on the Internet. We cannot predict which, if any, will emerge as the industry standard. Absence of such a standard makes it difficult to project our future pricing and revenues.


IF THE USAGE AND STABILITY OF THE INTERNET DOES NOT CONTINUE TO INCREASE, WE MAY BE UNABLE TO CONTINUE TO ATTRACT A SUFFICIENT NUMBER OF USERS OR INTERNET ADVERTISING AND MARKETING CLIENTS.



    The usage of the Internet for services such as those we offer will depend in significant part on continued rapid growth in the number of households and commercial, educational and government institutions with access to the Internet, in the level of usage by individuals and in the number and quality of products and services designed for use on the Internet. Because usage of the Internet as a source for information, products and services is a relatively recent phenomenon, it is difficult to predict whether the number of users drawn to the Internet will continue to increase and whether any significant market for usage of the Internet for such purposes will continue to develop and expand. There can be no assurance that Internet usage patterns will not decline as the novelty of the medium recedes or that the quality of products and services offered online will improve sufficiently to continue to support user interest. Failure of the Internet to stimulate user interest and be accessible to a broad audience at moderate costs would jeopardize the markets for our services.



     Moreover, issues regarding the stability of the Internet's infrastructure remain unresolved. The rapid rise in the number of Internet users and increased transmission of audio, video, graphical and other multimedia content over the Internet has placed increasing strains on the Internet's communications and transmission infrastructures. Continuation of such trends could lead to significant deterioration in transmission speeds and reliability of the Internet and could reduce the usage of the Internet by businesses and individuals. In addition, to the extent that the Internet continues to experience significant growth in the number of users and level of use without corresponding increases and improvements in the Internet infrastructure, there can be no assurance that the Internet will be able to support the demands placed upon it by such continued growth. Any failure of the Internet to support such increasing number of users due to inadequate infrastructure or otherwise would seriously limit the development of the Internet as a viable source of interactive content and services, which could materially and adversely affect the acceptance of our services, which would, in turn, materially and adversely affect our business, financial condition and results of operations.



AS WE CONTINUE TO INCREASE OUR INTERNET ADVERTISING AND MARKETING REVENUE, IF WE ARE UNABLE TO ADAPT TO RAPID CHANGES IN THE INTERNET ADVERTISING AND MARKETING INDUSTRY, OUR BUSINESS WILL SUFFER.


     Internet marketing is characterized by rapidly changing technologies, frequent new product and service introductions, short development cycles and evolving industry standards. We may incur substantial costs to modify our services or infrastructure to adapt to these changes and to maintain and improve the performance, features and reliability of our services. We may be unable to successfully develop new services on a timely basis or achieve and maintain market acceptance.


THERE IS NO ASSURANCE THAT WE WILL MAINTAIN OUR PROFITABILITY, GIVEN OUR INCREASE IN EMPHASIS ON INTERNET ADVERTISING AND MARKETING REVENUE.



     As we continue to increase our emphasis on Internet advertising and marketing revenue and focus on significantly increasing the flow of traffic to our websites, we may experience operating losses as we develop, produce and distribute additional products and services, de-emphasize other products and services and continue to develop our business. As a result, we may not be able to maintain our historical profitability.



BECAUSE MANY INTERNET COMPANIES ENGAGING IN PUBLIC OFFERINGS HAVE NOT BEEN HISTORICALLY PROFITABLE, WE CANNOT ASCERTAIN THE EFFECT OF OUR HISTORICAL PROFITABILITY ON OUR MARKET CAPITALIZATION.



     Many capital market participants, including investors, underwriters, market makers and other broker-dealers appear to place significant value on large operating losses that are generated by Internet companies that are in the process of capturing market share. Even though we have captured what we believe is a significant market share in the Internet advertising and marketing industry while maintaining our profitability, there is no assurance that the investment community will appropriately recognize our value, and this may negatively affect the price of our stock price.



THE  SHORT  LIFE  CYCLES OF OUR  SOFTWARE  PRODUCTS  MAY  ADVERSELY  AFFECT  OUR
REVENUES.



     From time to time we or our competitors may announce new products, capabilities or technologies that have the potential to replace or shorten the life cycles of our existing software products. Such announcements of currently planned or other new products may cause a number of customers to defer purchasing our existing products or deter them from downloading our free software from our websites.

POTENTIAL GOVERNMENT REGULATION AND OTHER LEGAL UNCERTAINTIES RELATING TO THE INTERNET COULD HARM OUR BUSINESS.



     Laws and regulations that apply to Internet communications, commerce and advertising are becoming more prevalent. The adoption of such laws could create uncertainty in use of the Internet and reduce the demand for our services. Recently, Congress enacted legislation regarding children's privacy on the Internet. Additional laws and regulations may be proposed or adopted with respect to the Internet, covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. The passage of legislation regarding user privacy or direct marketing on the Internet may reduce demand for our services or limit our ability to provide customer information to marketers. Furthermore, the growth of electronic commerce may prompt calls for more stringent consumer protection laws. For example, the European Union recently adopted a directive addressing data privacy that may result in limits on the collection and use of consumer information. The adoption of consumer protection laws that apply to online marketing could create uncertainty in Internet usage and reduce the demand for our services.


     In addition, we are not certain how our business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, obscenity and export or import matters. It is possible that future applications of these laws to our business could reduce demand for our services or increase the cost of doing business as a result of litigation costs or increased service delivery costs.


OUR FAILURE TO QUALIFY TO DO BUSINESS IN MANY STATES AND FOREIGN COUNTRIES WHERE OUR ONLINE SERVICE ARE AVAILABLE COULD NEGATIVELY EFFECT OUR BUSINESS.



    Our online services are available on the Internet in many states and foreign countries, and these states or foreign countries may claim that we are required to qualify to do business in their jurisdictions. Our failure to qualify in any such jurisdictions if we were required to do so could subject us to taxes and penalties and could restrict our ability to enforce contracts in those jurisdictions.



WE MIGHT ONLY SELL THE MINIMUM NUMBER OF SHARES.



     We can have a closing and accept subscriptions for the sale of shares to investors if at least 400,000 shares have been sold, which is the minimum number of shares that may be sold in this offering. In the event such minimum amount, or any amount which is significantly less that the maximum amount of 3,000,000 shares offered in this offering are sold, we may not be able to develop and market our products and services and increase our market share in markets in which we compete as aggressively as if more shares were sold. We would also not be able to take advantage of acquisition or investment opportunities as aggressively. Additionally, we would not be able to expand our operations, build a new facility or significantly increase the size of our work force and infrastructure to the extent we could if we sold more shares.

WE MAY NOT SELL AT LEAST THE MINIMUM NUMBER OF SHARES.



     We may be unsuccessful in selling at least 400,000 shares in this offering, and as a result would be unable to accept any subscriptions in the offering, or we may decide, in our discretion, to not have a closing. Although your funds will be returned to you from our escrow agent, with interest, you will not have had the use of these funds for other purposes during the time period that your funds were held in escrow, which could be in excess of nine months.



WE ARE SELLING THE SHARES IN A DIRECT PARTICIPATION OFFERING WITHOUT THE USE OF AN UNDERWRITER.



     Our officers and directors are selling the shares in a direct participation offering, without the resources or expertise of an underwriter. As a result, there is no assurance that the minimum number of shares will be sold in this offering or even if the minimum number or more shares are sold, that an underwriter would not have helped to sell the shares more efficiently or inexpensively.



THE SHARES YOU PURCHASE IN THE OFFERING WILL BE IMMEDIATELY AND SIGNIFICANTLY DILUTED.



     The initial public offering price is substantially higher than the net tangible book value of each outstanding share of our common stock. Purchasers of our common stock in this offering will experience immediate and substantial dilution. Dilution represents the difference between the price of a share sold in this offering and the pro forma net tangible book value per share after the offering. The dilution will be $6.18 per share or 99% of the offering price per share if the minimum number of 400,000 shares are sold in the offering and $5.75 or 92% of the public offering price if the maximum number of 3,000,000 shares are sold in the offering.



THIS IS A DIRECT PARTICIPATION OFFERING OF OUR SHARES FOR WHICH THERE IS NO PUBLIC MARKET, AND AS A RESULT, WE CANNOT PREDICT WHEN OR WHETHER AN ACTIVE TRADING MARKET WILL DEVELOP.



     There has not been a public market for our common stock. We are not sure when the common stock will start trading, and this may not occur until well after the first closing of this offering. We could decide not to facilitate the commencement or continuation of a trading market for the common stock for an extended period. We cannot predict the extent to which investor interest in our common stock will lead to the development of an active trading market or how liquid that market might become. Because no underwriter has sold any shares to their customers or received options, warrants or shares in this offering, there is currently little incentive for a financial institution to provide aftermarket support of the shares.



THE PRICE OF OUR COMMON STOCK AFTER THIS OFFERING IS LIKELY TO BE VOLATILE AND MAY FALL BELOW THE INITIAL PUBLIC OFFERING PRICE, AT LEAST IN PART BECAUSE THIS IS A DIRECT PARTICIPATION OFFERING.



     The stock market has experienced significant price and volume fluctuations, and the market prices of securities of Internet-related companies have been particularly volatile. Our officers and directors are selling the shares in a direct participation offering and as of the date of this prospectus, there is no underwriter working with us who could provide aftermarket support, and no broker dealer has committed to selling any shares. Due to this lack of aftermarket support, the price of our stock following the offering may decrease, and investors may be unable to resell their shares at or above the initial public offering price.



CHANGES IN THE PRICE OUR INTERNET-RELATED SERVICES OR THOSE OF OUR COMPETITORS COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR SHARES.



    The increase or decrease of the prices of our services could have a material impact on our market share and revenue derived from our Internet advertising and marketing business. For example, if our Internet advertising and marketing competitors are able to charge clients prices below that what we are able to charge our clients for comparable services, we risk losing market share to our competitors, while if we charge our clients a lower rate for comparable services, we risk losing revenues if our market share does not increase sufficiently. The loss of revenue or market share could adversely affect the market price of our shares.



SEASONAL FLUCTUATIONS IN OUR REVENUES COULD NEGATIVELY AFFECT THE VALUE OF YOUR INVESTMENT.



     We believe that our revenues will be subject to seasonal fluctuations as a result of general patterns of Internet advertising and marketing, which are typically higher during the fourth calendar quarter and lower in the following quarter. The results of operations from our Internet advertising and marketing operations are expected to be an inverse function of these fluctuations, because we tend to increase our advertising during periods when the advertising rates, in general, are lower. In addition, expenditures by Internet advertisers and marketers tend to be cyclical, reflecting overall economic conditions and consumer buying patterns. If our revenues decline during a period of time when the Internet advertising and marketing industry as a whole increases, the market price of our stock could decline.



OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY DUE TO OUR GROWING DEPENDENCE ON INTERNET ADVERTISING AND MARKETING REVENUE.



     Our quarterly results of operations have varied in the past and are likely to continue to vary significantly from quarter to quarter in the future as we increase our emphasis on Internet advertising and marketing revenue. As a result, we believe that quarter-to-quarter comparisons of our operating results may not be meaningful and you should not rely upon them as an indication of our future performance. Our operating expenses are based on expected future revenues and are relatively fixed in the short term. If our revenues are lower than expected, we could be adversely affected. In addition, during some future periods our operating results likely will fall below the expectations of public market analysts and investors. In this event, the market price of our common stock likely would decline.



WE ARE INCREASING OUR EMPHASIS ON INTERNET ADVERTISING AND MARKETING REVENUES, WHICH MAKES OUR FUTURE PERFORMANCE DIFFICULT TO PREDICT.



     Our operating history makes predicting our future performance difficult and does not necessarily provide investors with a meaningful basis for evaluating an investment in our common stock. Although we began operations in 1987, we did not begin generating any significant revenue from Internet advertising and marketing until 1999. As a result, our performance since January 1999 is not comparable to prior periods.



LITIGATION   AND  POTENTIAL   LITIGATION   RELATING  TO  US  MAY  BE  COSTLY  OR
TIME-CONSUMING.



     Our competitors and potential competitors may resort to litigation as a means of competition, including intellectual property infringement actions. Any litigation involving us, whether as plaintiff or defendant, regardless of the outcome, may result in substantial costs and expenses to us and significant diversion of effort by our management and technical personnel.



WE MAY FACE LITIGATION AND LIABILITY FOR INFORMATION DISPLAYED ON OUR WEBSITES AND IN OUR NEWSLETTERS.



     We may be subjected to claims for defamation, negligence, copyright or trademark infringement and various other claims relating to the nature and content of materials we publish on our websites and in our newsletters. These types of claims have been brought, sometimes successfully, against online services in the past. We could also face claims based on the content that is accessible from our websites through links to other websites. Any litigation arising from these claims would likely result in substantial costs and diversion of resources and management attention, and an unsuccessful defense to one or more such claims could result in material damages. We have no insurance coverage for these types of claims.



WE MAY NEED TO RAISE ADDITIONAL FUNDS AFTER THE OFFERING, ESPECIALLY IF WE ONLY SELL THE MINIMUM NUMBER OF SHARES, BUT WE MAY BE UNABLE TO DO SO.



    We may be required to raise additional funds after this offering, especially if we only sell the minimum number of shares and, as a result, do not have the proceeds necessary to implement our business plans to the extent we desire. There can be no assurance that additional financing will be available when needed or that if available, such financing will include terms favorable to us or our stockholders. If such financing is not available when required or is not available on acceptable terms, we may be unable to develop or enhance our services, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, financial condition and results of operations.



THERE ARE LOW BARRIERS TO ENTRY INTO THE INTERNET-BASED PRODUCTS AND SERVICES MARKETS IN WHICH WE COMPETE.



     The market for Internet-based products and services is relatively new, intensely competitive and rapidly evolving. There are minimal barriers to entry, and current and new competitors can launch new Internet sites at a relatively low cost within relatively short time periods. Accordingly, we expect competition to persist and intensify and the number of competitors to increase significantly in the future. We cannot assure you that our websites will compete successfully.

IF WE DO NOT REMAIN INNOVATIVE IN THE DEVELOPMENT OF OUR SOFTWARE PRODUCTS AND INTERNET- RELATED SERVICES, WE MAY NOT REMAIN COMPETITIVE.



     We expect to introduce new and expanded products and services in order to generate additional revenues, attract more businesses, advertisers, subscribers and consumers and respond to competition. We also may in the future offer expanded services facilitating the purchase of goods by consumers from our business customers or others. There can be no assurance that we will be able to offer new products or services in a cost-effective or timely manner, that any such efforts would be successful or that the mix of such products or services will be profitable. Furthermore, any new service that we launch that is not favorably received by consumers could damage our reputation. Expansion of our services in this manner would also require significant additional expenses and development and may strain our management, financial and operational resources. Our inability to generate revenues from such expanded services sufficient to offset their cost could have a material adverse effect on our business, financial condition and results of operations.



IF WE ARE UNABLE TO STRENGTHEN OUR BRAND NAMES SUCH AS "EACCELERATION", WE MAY BE UNABLE TO COMPETE EFFECTIVELY AGAINST COMPETITORS WITH GREATER BRAND NAME RECOGNITION.



     We have not historically emphasized and have no current plans to significantly attempt to strengthen our brand names. As competitive pressures in the online direct marketing industry increase, brand name strength may become increasingly important. If we do not strengthen our brand names, we may be unable to maintain or increase traffic to our websites, which we expect would lead to decreased revenues from our Internet advertising and marketing clients. We may in the future devote substantial resources to promote "eAcceleration" or other brand names, although we do not currently intend to do so. The reputation of our brand name will depend on our ability to produce high quality innovative software, and to provide a high-quality online experience for consumers visiting our websites or receiving our newsletters. Negative experiences of subscribers, consumers or Internet advertisers and marketers with our websites or software might result in publicity that could damage our reputation and diminish the strength of our brand names.



AS WE INCREASE OUR EMPHASIS ON INTERNET ADVERTISING AND MARKETING REVENUE, IF WE CANNOT DEVELOP OR OBTAIN SUFFICIENT PROMOTIONAL OFFERS OUR BUSINESS MAY SUFFER.



     We are increasing our emphasis on Internet advertising and marketing products and services. If we are unsuccessful in developing, acquiring and renewing a continuing array of free promotional offers for our website, traffic on our websites would likely decrease. The attractiveness of our websites to consumers is based in part on our ability to provide compelling free software offers of interest to consumers. In addition, a number of other websites give consumers access to similar offers. We face competition for free, trial and promotional offers from these websites as well as a variety of other online and traditional competitors. Without sufficient variety and quality of offers, our websites will become less attractive to consumers. Thus, advertising on these websites would become less attractive to Internet advertisers and marketers, and our ability to generate revenue from Internet advertising and marketing clients would be adversely affected.

WE ARE DEPENDENT ON INTERNET ADVERTISING SPACE PROVIDED BY A VARIETY OF INTERNET ADVERTISING SUPPLIERS, ANY LACK OF WHICH WOULD ADVERSELY AFFECT OUR BUSINESS.



     We are dependent on Internet advertising space provided by Internet advertising suppliers. For the ten months ended October 31, 1999, two advertising vendors, Burst Media LLC and Flycast, accounted for 20% and 11%, respectively, of our total Internet advertising purchases. Many of our suppliers have reported significant financial losses and may not continue operations in the long term. The unavailability of adequate Internet advertising space could adversely affect us.



WE WILL HAVE TO MAKE SIGNIFICANT SEVERANCE PAYMENTS TO OUR SENIOR MANAGEMENT IF WE WISH TO TERMINATE THEM UPON A CHANGE OF OUR CONTROL.



     Under the terms of our employment agreements with Clint Ballard, our president and chief executive officer, and Diana T. Ballard, our chairman of the board, in the event either of them is terminated upon a change of control of eAcceleration, he or she will receive three times his or her average salary over the prior five years, less $1.00. This may inhibit our ability to enter into arrangements with investors or acquirors which would be beneficial to the stockholders.



THE ACCEPTANCE OF OUR NEW OR UPGRADED SOFTWARE PRODUCTS THAT WE LICENCE OR GIVE AWAY ON OUR WEBSITES COULD BE DELAYED OR PREVENTED BY PRODUCT DEFECTS.



     Software products as complex as those that we license or offer for free on our websites may contain undetected errors or failures when first introduced or as new versions are released. Despite testing internally or by current or potential customers, errors may be found in new products after commencement of commercial delivery or after we have allowed users to download them from our websites. As a result of such defective products and any delays involved in correcting the defects, we could experience a loss of or delay in market acceptance.



THE ACCEPTANCE OF OUR NEW OR UPGRADED SOFTWARE PRODUCTS THAT WE LICENCE OR GIVE AWAY ON OUR WEBSITES COULD BE LIMITED OR BECOME DIMINISHED BY INSUFFICIENT FEATURES AND ENHANCEMENTS.



     We frequently introduce new software programs and new versions of our existing software programs. When we release such products, however, due to the changing demands of our users, the enhancements of our users' operating systems and compatible software, and our competitors' new products, our products' features may be insufficient or they may require enhancements. As a result, our products' market acceptance could be limited or diminished.



IF WE FAIL TO RECEIVE PAYMENT FROM OUR SOFTWARE LICENSING CUSTOMER, OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD BE ADVERSELY AFFECTED.



     We do not hold collateral to secure payment on our software licensing agreement with Pointe Control, our Asian distributor. Under this agreement, Pointe Control is obligated to pay us at least $150,000 per month through May 2000. Therefore, a default in payment on a significant scale could materially adversely affect our results of operations and financial condition.

INTERNATIONAL REGULATIONS AND LAWS COULD HAVE AN ADVERSE EFFECT ON OUR INTERNATIONAL LICENSING AND OPERATIONS.



     As a result of our significant international software licensing revenue, material changes to the regulations and laws of other countries or of international bodies could have a material adverse impact on us. For example, tariffs or other trade barriers could be imposed or lifted, or there could be a change to the tax or regulatory framework within Japan or other countries in which we do business.



A LARGE PERCENTAGE OF OUR REVENUES ARE DERIVED FROM ONLY ONE SOFTWARE DISTRIBUTION CUSTOMER AND ONLY A SMALL NUMBER OF INTERNET ADVERTISING AND MARKETING CUSTOMERS.



     In 1998, two software distribution customers, Pointe Control and Syncronys Soft Corp., accounted for 85% and 14% of our revenues, respectively. For the ten months ended October 31, 1999, Pointe Control has been our only software distribution customer, and it accounted for 40% of our revenues. During such period, one Internet advertising and marketing client, MediaRing, Inc., accounted for 14% of our revenues. Although the term of our distribution agreement with Pointe Control expires in October 2000, the agreement only guarantees payments to us through May 2000. There is no agreement to extend the term or otherwise amend the agreement as of the date of this prospectus. The loss of Point Control as a software distribution customer or any of our major Internet advertising or marketing clients such as MediaRing, a significant decrease in products or services sold to them, or an inability to collect receivables from one or more of them, could adversely affect our business, operating results and financial condition.



WE DEPEND ON A DISTRIBUTOR AND ITS SALES REPRESENTATIVES FOR OUR SOFTWARE LICENSING REVENUE, WHICH MAY ADVERSELY AFFECT OUR SALES AND CASH FLOWS.



    Pointe Control, our software distribution customer, accounted for 40% of our revenues for the ten months ended October 31, 1999. As a distributor, Pointe Control is in a strong position to negotiate favorable terms of sale, including price discounts and product return policies. Pointe Control and its sales representatives may also give higher priority to products other than ours, thus reducing their efforts to sell our products. We may not be able to increase or sustain the current amount of our retail shelf space, and as a result, our operating results could be adversely affected.



BECAUSE OUR REVENUES ARE GENERATED FROM COMPUTER AND  SOFTWARE-RELATED  MARKETS,
PRODUCTS  AND  SERVICES,   THE  POTENTIAL  YEAR  2000  COMPUTER  PROBLEMS  COULD
NEGATIVELY AFFECT OUR BUSINESS.



     Many older computer systems and software products currently in use were coded to accept only two digit entries in the date code field. These date code fields needed to accept four digit entries to distinguish twenty-first century dates from twentieth century dates. As a result, prior to January 1, 2000, computer systems and/or software used by many companies needed to be upgraded to comply with such Year 2000 requirements. Significant uncertainty existed in the software and various Internet-related industries concerning the potential effects associated with such compliance. We utilize third-party equipment and we license software from third parties that may not be Year 2000 compliant. Failure of the our software or internal computer systems or of third-party equipment or software which we utilize to be Year 2000 compliant could have resulted in a material adverse affect on our business, financial condition and results of operations. Although we have had no material effects of any Year 2000 problems, and to our knowledge none of the third parties in which we rely have experienced any material problems, as of the date of this prospectus, we do not know for certain if there will be any material problems in the future. Furthermore, the spending patterns of business customers or potential business customers may be affected by Year 2000 issues as companies may have expended significant resources to correct or update their current systems for Year 2000 compliance. These expenditures may result in reduced funds available in the near future for our Internet advertising and marketing clients to retain our services, which could have a material adverse effect on our business, financial conditions and results of operations.



IF WE EXPAND THROUGH ACQUISITION, WE MAY HAVE DIFFICULTY ASSIMILATING OUR PERSONNEL WITH THAT OF AN ACQUIRED COMPANY.



     As part of our business strategy, we may make acquisitions of, or significant investments in, complementary companies, products or technologies. Any such future acquisitions would be accompanied by the risk of ineffectively assimilating the personnel of the acquired companies with our personnel and the potential impairment of relationships with our employees and customers as a result of any integration of new management personnel.



IF WE EXPAND THROUGH ACQUISITION, WE MAY HAVE DIFFICULTY ASSIMILATING OUR OPERATIONS WITH THAT OF THE ACQUIRED COMPANY.



     Any future acquisitions could be accompanied by problems with ineffectively assimilating the operations of the acquired company with our operations, due in part to the small size and relative inexperience of our management team in such matters. As a result, future acquisitions could disrupt our ongoing business and cause our management team to divert its efforts and our resources from our existing businesses, sites and technologies. Our management team may also be unable to maximize our financial and strategic position through the successful incorporation of the acquired technology into our products and services while maintaining uniform standards, controls, procedures and policies.



OUR INVESTORS WILL BE MINORITY STOCKHOLDERS AND OUR DIRECTORS' LIMITED LIABILITY COULD PREVENT STOCKHOLDERS FROM HOLDING DIRECTORS RESPONSIBLE FOR A LACK OF CARE.



     Our certificate of incorporation provides that our directors, but not our officers. will not be held liable to us or our stockholders for monetary damages upon breach of a director's fiduciary duty, except to the extent otherwise required by law. Accordingly, our directors may not be held liable for a breach of their fiduciary duty of care.

WE CARRY GENERAL LIABILITY, PRODUCT LIABILITY AND COMMERCIAL INSURANCE THAT MAY BE INADEQUATE TO PROTECT US AGAINST ALL CLAIMS.


     Although we carry general liability, product liability and commercial insurance, there can be no assurance that this insurance will be adequate to protect us against any general, commercial and/or product liability claims. Any general, commercial and/or product liability claim which is not covered by such policy, or is in excess of the limits of liability of such policy, could have a material adverse effect on our financial condition. There can be no assurance that we will be able to maintain this insurance on reasonable terms.


THE NEED TO DISTRIBUTE LOCALIZED PRODUCTS INTERNATIONALLY COULD HAVE AN ADVERSE IMPACT ON OUR INTERNATIONAL OPERATIONS.



     All of our software products that are distributed in Japan must be localized, that is, modified to meet the needs of non-English speaking users, including all of the changes necessary to meet functionality requirements while becoming more culturally acceptable to the users. As we develop new software or possibly distribute software to additional regions in the future, the costs associated with localization could increase. Additionally, we cannot guaranty that the localization of our software, which is currently effectuated by Pointe Control for Japanese users, will be acceptable to such users.



WE LACKED DISINTERESTED INDEPENDENT DIRECTORS TO APPROVE OR RATIFY OUR PAST MATERIAL TRANSACTIONS, AND AS A RESULT YOU HAVE NO INDEPENDENT ASSURANCE THAT SUCH TRANSACTIONS ARE FAIR.



     As of the date of this prospectus, we have not yet elected independent directors. As a result, no independent director has approved or disapproved any of our related-party transactions, including our employment agreements with Clint Ballard and Diana T. Ballard, our granting of stock options to Shane H. Traveller, our former chief financial officer and our subsequent severance, settlement and general release agreement with Mr. Traveller upon his resignation.



WE HAVE NEVER PAID ANY CASH DIVIDENDS ON OUR COMMON STOCK OTHER THAN S-CORPORATION DISTRIBUTIONS.



     We have never paid any cash dividends on the common stock other than S-corporation distributions and we do not anticipate paying any dividends in the foreseeable future.



ISSUANCE OF SUBSTANTIAL AMOUNTS OF ADDITIONAL SHARES UPON THE EXERCISE OF STOCK OPTIONS WILL DILUTE OUR STOCKHOLDERS.



     As of the date of this prospectus, we have an aggregate of 34,300,000 shares of common stock outstanding. In addition, as of the date of this prospectus, we have 5,000,000 shares of common stock issuable upon the exercise of stock options granted or available for grant under our 1999 stock option plan and 27,500 shares of common stock issuable upon exercise of other stock options previously granted. All of such shares may be issued without any action or approval by our stockholders. The issuance of these shares would dilute the percentage ownership of our common stock held by our stockholders.

ISSUANCE OF SUBSTANTIAL AMOUNTS OF ADDITIONAL SHARES IN CONNECTION WITH INVESTMENTS OR ACQUISITIONS WILL DILUTE OUR STOCKHOLDERS.



     Although there are no material present plans, agreements, commitments or undertakings with respect to the issuance of additional shares of common stock or securities convertible into any such shares other than in connection with the exercise of outstanding stock options, we may decide to issue securities to third parties in the future in connection with possible investments or acquisitions by us, or otherwise. Any such shares issued would further dilute the percentage ownership of our common stock held by our stockholders.



THE POSSIBLE SALE OF SHARES HELD BY INSIDERS COULD REDUCE THE VALUE OF SHARES YOU PURCHASE IN THIS OFFERING.



     Clint Ballard, our president and chief executive officer, and Diana T. Ballard, our chairman of the board, currently hold all 34,300,000 outstanding shares of our common stock and are not subject to any contractual restriction on the sale of any such shares, other than under a lock-in agreement with us. Under the lock-in agreement, beginning on the day the offering is completed, and ending no more than two years from the day the offering is completed, they are prohibited from transferring or pledging 34,191,059 of their shares of our common stock. The lock-in agreement will terminate sooner if the shares become "covered securities" as defined by the National Securities Markets Improvement Act of 1996, including being listed on the Nasdaq National Market, prior to the completion of the two-year term. Additionally, all of their shares are restricted, which means that they may only be sold in compliance with a number of conditions, including those set forth in Rule 144 under the Securities Act of 1933. In general, under Rule 144, commencing 90 days after the date of this prospectus, Clint and Diana Ballard would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of one percent of the total number of outstanding shares of the common stock or the average weekly trading volume of our common stock on all exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. If a large number of shares are sold by Clint Ballard or Diana T. Ballard, it may reduce the market price of the shares and value of your shares.



THIS IS A DIRECT PARTICIPATION OFFERING, AND OUR OFFICERS AND DIRECTORS HAVE DETERMINED THE OFFERING PRICE ARBITRARILY.



     This is a direct participation offering and no investment banker or appraiser has been consulted concerning this offering or the fairness of the offering price of the shares. Our officers and directors have arbitrarily determined the offering price and other terms relative to the shares offered. The offering price may not bear any relationship to assets, earnings, book value or any other objective criteria of value.

OUR PRINCIPAL PLACE OF BUSINESS IS LOCATED IN A RURAL LOCATION WHERE THERE IS AN INCREASED LIKELIHOOD OF UTILITY OUTAGES.



     Our principal place of business is located in Poulsbo, Washington, a rural area outside of Seattle and Tacoma, Washington. In the past we have experienced temporary outages in our telephone service and electric power. While such outages have never affected systems that are critical to our operations, there is no assurance that such outages will not occur in the future more frequently or with greater magnitude or duration. Such outages could materially and adversely affect our business, financial condition and results of operations.



OUR SHARES MAY NEVER BECOME LISTED ON NASDAQ.



     After closing this offering, we intend to apply for inclusion of the shares on the Nasdaq SmallCap Market or the Nasdaq National Market, depending on how much we raise in this offering. Under Nasdaq criteria, an issuer seeking initial inclusion of its securities on Nasdaq is required to meet threshold levels established by Nasdaq relating to assets, market capitalization, net income, market value of public float, minimum bid price and number of market makers, among others. There is no assurance that the shares will ever be approved for inclusion on Nasdaq, and if so, when such listing will occur. The inability to have the shares listed on Nasdaq in a timely manner could materially hinder the development of a public trading market for the shares.



EVEN IF OUR SHARES BECOME LISTED ON NASDAQ, THEY MAY BECOME DELISTED IN THE FUTURE.



     Nasdaq imposes maintenance requirements that, like the initial listing requirements, require us to meet threshold levels established by Nasdaq relating to assets, market capitalization, net income, market value of public float, minimum bid price and number of market makers, among others. Although the required maintenance levels are somewhat less stringent than the initial listing requirements, there is no assurance that the shares will not become delisted at a future time if the Nasdaq-imposed maintenance thresholds are not satisfied at all times. Any delisting could cause a material decline in the market price of the shares if a market should develop, and adversely affect the liquidity of the shares.



OUR SHARES COULD BE BECOME A "PENNY STOCK".



     The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on national securities exchanges or quoted on Nasdaq, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. Prior to a transaction in a penny stock, a broker-dealer is required to:



- deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market;


- provide the customer with current bid and offer quotations for the penny stock;

- explain the compensation of the broker-dealer and its salesperson in the transaction;

- provide monthly account statements showing the market value of each penny stock held in the customer's account; and

- make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.


     These requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If our shares become subject to the penny stock rules, investors may find it more difficult to sell their shares.



WE HAVE NO AGREEMENTS WITH ANY UNDERWRITERS OR BROKER DEALERS, AND WE MAY BE UNABLE TO ATTRACT MARKET MAKERS.



     There is currently no public trading market for the shares. The development of a public trading market depends upon not only the existence of willing buyers and sellers, but also on market makers. We may have one or more closings of the offering, the first of which cannot be held until we are able to sell at least 400,000 shares. After that, we could have multiple closings whenever we receive and accept new subscriptions. After the creation of a public trading market for the shares following the completion of at least the first closing under this offering, we hope that a number of broker-dealers may become principal market makers for the shares. Under these circumstances, the market bid and asked prices for the shares may be significantly influenced by decisions of the market makers to buy or sell the shares for their own account, which may be critical for the establishment and maintenance of a liquid public market in the shares. Market makers are not required to maintain a continuous two-sided market and are free to withdraw firm quotations at any time. Additionally, in order to become listed on the Nasdaq SmallCap Market or Nasdaq National Market, we need to have at least three registered and active market makers. We currently have no market makers. No assurance can be given that any market making activities of any market makers, if commenced, will be continued.

                           FORWARD LOOKING STATEMENTS



     This prospectus includes "forward-looking statements". These statements involve known and unknown risks, uncertainties and other factors which could cause actual results, financial performance, operating performance or achievements expressed or implied by such forward- looking statements not to occur or be realized. Such forward-looking statements generally are based upon our best estimates of future results, performance or achievement, based upon current conditions, and the most recent results of operations. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Potential uncertainties include among other things, the matters described in the "Risk Factors" section of this prospectus.


     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, we do not assume responsibility for the accuracy or completeness of the forward- looking statements after the date of this prospectus.

                                 USE OF PROCEEDS



     The net proceeds to us from the sale of the common stock, after deducting offering expenses, are expected to be approximately $2,000,000 if the minimum number of 400,000 shares are sold or $18,250,000 if the maximum number of 3,000,000 shares are sold. These proceeds are intended to be utilized substantially in the dollar amounts and percentage of total proceeds set forth below:




Application of proceeds                  Minimum                 Maximum
-----------------------                  -------                 -------

New product development            $425,000      21.3%    $4,000,000       21.9%
Marketing and advertising           550,000      27.5%     5,000,000       27.4%
Facilities                          325,000      16.3%     3,000,000       16.4%
Personnel                           275,000      13.8%     3,000,000       16.4%
Computer equipment                  100,000       5.0%       400,000        2.2%
Computer software                    50,000       2.5%       200,000        1.1%
Working capital and general
   corporate purposes               275,000      13.8%     2,650,000       14.5%
                                 ----------              -----------
                                 $2,000,000              $18,250,000




    "New product development" costs includes those associated with developing and/or acquiring new proprietary software, new technologies and new web properties. We currently have twelve new software products and seven new websites under development, and we estimate our development costs for these projects could reach approximately four million dollars. We expect to develop additional new products internally, and we also may license or acquire new products. If we sell only the minimum number of shares in this offering, our ability to develop and license new products described above will be curtailed.



    "Marketing and advertising" costs consist primarily of costs associated with our efforts to increase traffic flow to our web properties. Such efforts may include any or all of the following:

     -    Internet  advertising, including  banner  advertisement;
     -    radio advertising;
     -    television advertising; and
     -    print advertisements.



     In the event that we sell exactly or close to the maximum number of shares in this offering, we plan to significantly increase our advertising expenditures in all of the types of media listed above. If we sell only the minimum number of shares in this offering, we would expect to increase our advertising expenditures to a much lesser degree and will continue to concentrate our advertisements on Internet banner or other types of Internet advertisements.



     "Facilities" costs consist of the following:

     -    leasehold improvements;
     -    furniture;
     -    equipment; and
     -    the development of additional facilities to house our operations.

     In the event that we sell exactly or close to the maximum number of shares in this offering, we plan to acquire property in Kitsap County, Washington or elsewhere in the Puget Sound area in the State of Washington on which we would have a state-of-the-art facility built for us that would be large enough to house our entire business operations for the next several years, and would accommodate expansion for the foreseeable future through the subsequent building of additional facilities on such property. Alternatively, we would expect to lease up to 50,000 square feet of space in the Puget Sound area that could house our operations for the next several years. If only the minimum number of shares are sold in the offering, we expect to seek to lease a considerably smaller facility, or perhaps an additional facility which together with our current facilities could house our business operations for the next several years.



    "Personnel" costs include the costs associated with hiring and training, and the ongoing salaries and benefits of, personnel necessary to satisfy our operational and growth needs. In the event that we sell exactly or close to the maximum number of shares in this offering, we believe that we will significantly increase our operations. As a result, we would expect that our personnel needs would increase significantly, including the possible need for additional executive officers. If we sell the minimum number of shares in this offering, we will likely increase our operations by a smaller amount and our personnel needs will grow to a lesser degree.



    "Computer equipment" costs consist of additional office computer equipment and web service-related equipment. In the event we sell exactly or close to the maximum number of shares in this offering, and we significantly increase our operations and move our operations into a newly- built facility, we plan to add or replace computer equipment to meet our growing needs. If we sell the minimum number of shares is this offering, our needs for additional computer facilities will diminish.



    "Computer software" costs consist of internal-use programs either purchased or developed in-house to facilitate our operations. In the event we sell exactly or close to the maximum amount of shares in this offering, we will be able to develop or purchase software which could increase our efficiency and productivity, as well as help to coordinate our expanding operations. If we only sell the minimum number of shares in this offering, such upgrading of our software will be greatly curtailed.



     "Working capital and general corporate purposes" costs include costs associated with possible acquisitions and the following costs necessary for our ongoing operations:

     -    rents;
     -    utilities;
     -    financing  account receivables;
     -    existing employee salaries;
     -    existing employee benefits, and
     -    professional and consulting fees.



     The amounts set forth above are estimates. The actual amount expended to finance any category of expenses may be increased or decreased by our board of directors, in its discretion, if a reapportionment or redirection of funds is deemed to be in our best interests. The level and timing of expenditures necessary for each of the intended uses described above will depend upon numerous factors, including the progress of our product development activities, the timing and amount of revenues resulting from our operation and changes in competitive or technological conditions in our industry. As we discuss above, if the minimum amount is raised, our expansion plans will be limited. In the event that an amount between the minimum and maximum amounts if raised, we intend to allocate such proceeds approximately proportionately to the above uses, but may, dependent on circumstances, allocate the use of such proceeds in a different manner.



     The expansion plans set forth in this prospectus represent our currents plans for the development and expansion of our business. We reserve the right when and if the opportunity arises, to acquire other businesses, products and technologies for the purpose of expanding our business, as described in this prospectus or otherwise. If a business opportunity arises, we may use a portion of our working capital for that purpose or for making equity investments in companies that may use a portion of the proceeds from our investment to retain our Internet advertising and marketing services to promote their products and services. We are not currently involved in any negotiations for purchasing any material business or group of assets. We have no specific plans, arrangements, understandings or commitments with respect to any acquisition at the present time, and it is uncertain as to when or if any acquisition will be made. We expect that any business that we would acquire would be in the Internet, software, marketing, advertising or new media businesses; however, no assurance can be given in this regard. In the event we sell exactly or close to the maximum number of shares in this offering, we will have a significant degree of flexibility relating to such acquisition or investment opportunities, while if we sell the minimum amount of shares in this offering, our ability to take advantage of business opportunities as they become available will be more limited.



     Additionally, we are preliminarily considering using a portion of our working capital to form or acquire a broker-dealer subsidiary, following the completion of this offering, that would assist other companies in raising capital through direct participation offerings. We have not entered into any agreements relating to any such enterprise nor do we have current plans to do so, and we do not know if we will ever do so in the future.



     The net proceeds from this offering, together with internally generated funds, based on historical experience, are expected to be adequate to fund our working capital needs for at least the next twelve months. Pending use of the proceeds from this offering as set forth above, we may invest all or a portion of such proceeds in marketable securities, short-term, interest-bearing securities, U.S. Government securities, money market investments, equity or debt securities of other companies or businesses or short-term, interest-bearing deposits in banks.

                                 CAPITALIZATION



     The following table sets forth our capitalization at October 31, 1999, and as adjusted to give effect to the sale of the minimum number of 400,000 shares of common stock offered and to the sale of the maximum number of 3,000,000 shares of common stock offered in this offering, at an assumed public offering price of $6.25 per share, net of offering costs of $500,000, and after the application of the net proceeds of such sale.



                                                           October 31, 1999 (unaudited)
                                                       -----------------------------------
                                                        Actual          As adjusted
                                                        ------     -----------------------
                                                                   Minimum         Maximum
                                                                   -------         -------

Stockholders' equity:

Common stock, $.0001 par value per
share; 100,000,000 shares authorized;
34,300,000 shares issued and outstanding;
34,700,000 shares issued and outstanding,
as adjusted assuming the minimum number
of shares are sold; 37,300,000 shares
issued and outstanding, as adjusted assuming
the maximum number of shares are sold . . . . . .    $  3,430    $    3,470   $     3,730

Additional paid-in capital. . . . . . . . . . . .      34,582     2,034,542    18,284,282

Retained earnings . . . . . . . . . . . . . . . .     524,075       524,075       524,075
                                                     --------    ----------   -----------

Total stockholders' equity  . . . . . . . . . . .    $562,087    $2,562,087   $18,812,087
                                                     ========    ==========   ===========



     We plan to make a distribution of accumulated earnings to our existing stockholders immediately prior to the first closing of this offering equal to the amount that our total stockholders' equity exceeds $578,750 as of the date of such distribution. To the extent our total stockholders' equity is below $578,750, our existing stockholders have agreed to contribute such deficiency. At October 31, 1999, our existing stockholders would have had to contribute $16,663 to us.

                                    DILUTION



     Our net tangible book value at October 31, 1999 is $379,406 or $.01 per share of common stock. Net tangible book value per share represents the amount of total tangible assets less liabilities, divided by 34,300,000, the pro forma number of shares of common stock outstanding at October 31, 1999. After giving effect to the sale of 400,000 shares in the event that the minimum number of shares offered in this offering are sold or 3,000,000 shares in the event that the maximum number of shares offered in this offering are sold, the as adjusted net tangible book value at October 31, 1999 would be $2,379,406, or $.07 per share in the event that the minimum number of shares offered in this offering are sold, or $18,629,406, or $.50 per share in the event that the maximum number of shares offered in this offering are sold. This represents an immediate increase in net tangible book value of $.06 per share to the existing stockholders in the event the minimum number of shares are sold or $.49 per share to the existing stockholders in the event the maximum number of shares are sold, and an immediate dilution of $6.18 per share to new investors in the event that the minimum number of shares offered in this offering are sold or $5.75 per share to new investors in the event that the maximum number of shares offered in this offering are sold. The following table illustrates this per share dilution:


                                                                            Minimum   Maximum
                                                                            -------   -------
Assumed public offering price per share of common stock offered
in this offering before deduction of offering expenses. . . . . . . .        $6.25     $6.25
                                                                             -----     -----
   Net tangible book value per share before offering. . . . . . . . .          .01       .01
   Increase per share attributable to new investors . . . . . . . . .          .06       .49
                                                                             -----     -----
As adjusted net tangible book value per share after offering. . . . .          .07       .50
                                                                             -----     -----
Dilution per share to new investors     . . . . . . . . . . . . . . .        $6.18     $5.75
                                                                             =====     =====

Percentage that new investors' shares are diluted . . . . . . . . . .          99%       92%


     The following tables summarize the relative investments of investors in this offering and our current stockholders, assuming a per share offering price of $6.25, before deduction of offering expenses:


                                                            Current        Public
  Minimum                                                 Stockholders    Investors      Total
  -------                                                 ------------    ---------      -----

Number of shares of common stock purchased. . . . . . .   34,300,000        400,000   34,700,000
Percentage of outstanding common stock after
  offering. . . . . . . . . . . . . . . . . . . . . . .        98.9%           1.1%         100%
Gross consideration paid. . . . . . . . . . . . . . . .      $38,012     $2,500,000   $2,538,012
Percentage of consideration paid. . . . . . . . . . . .         1.0%          99.0%         100%
Average consideration per share of common
  stock . . . . . . . . . . . . . . . . . . . . . . . .         -             $6.25         $.07



                                                            Current        Public
  Maximum                                                 Stockholders    Investors      Total
  -------                                                 ------------    ---------      -----

Number of shares of common stock purchased. . . . . . .   34,300,000     3,000,000    37,300,000
Percentage of outstanding common stock after
  offering. . . . . . . . . . . . . . . . . . . . . . .        92.0%          8.0%          100%
Gross consideration paid. . . . . . . . . . . . . . . .      $38,012   $18,750,000   $18,788,012
Percentage of consideration paid. . . . . . . . . . . .         0.1%         99.9%          100%
Average consideration per share of common
  stock . . . . . . . . . . . . . . . . . . . . . . . .          -           $6.25          $.50


                      MANAGEMENT'S DISCUSSION AND ANALYSIS



     The following discussion should be read in conjunction with the historical financial statements, and accompanying notes, included elsewhere in this prospectus.



GENERAL.



     From 1994 through 1998, our revenues have been primarily derived from sales and licensing of proprietary software through distributors and retail channels. In 1998, we began offering our software, as well as licensed third party products, to users for free through a suite of websites in exchange for users' adoption of our homepage as their Internet browser's starting page. In 1999, this diversified our revenue stream to include Internet advertising from our websites. We intend to increase our future revenues by concentrating on increasing our Internet revenues.



YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1998.


Revenues


     Our revenues increased by $78,388 or 4% from $1,840,761 in 1997 to $1,919,149 in 1998, primarily as a result of increased revenues from software licensing, particularly a $489,588 or 43% increase in Asian software licensing revenues under our long-term contract with Pointe Control, which more than offset a decline of $411,200 or 59% in domestic software licensing revenues. Domestic revenues declined upon the discontinuation of sales of pre-packaged software to distributors and retail chains, as we found that profit margins were not sufficient to retain these customers. We derived no material advertising revenues from our websites in 1998.



     Revenues from pre-packaged software licenses are recognized when shipped. Incidental costs are accrued at the time of sale. We do not provide technical support for software products sold in Asia; however, we do provide technical support to users in the United States. Software developed under fixed price contracts are recorded on a percentage of completion basis. No revenues were deferred as of December 31, 1998 because no prepayments made under the terms of our agreements with software distributors. Gross margins and operating income may be affected in particular periods by the timing of product introductions. Gross margins have been, and may continue to be, adversely affected by product demand and changes in technology. We intend to reduce our percentage of revenues represented by licensing revenues by increasing our Internet revenues.



Software development and product costs



     Software development and product costs decreased 23% from $1,192,728 in 1997 to $919,895 in 1998, as $181,553 of software product costs such as CD-ROM disks, packaging and freight incurred in 1997 were eliminated in 1998, as we ceased selling packaged software. We intend to continue our software development activities for the foreseeable future, as well as development of our websites. Because of the inherent uncertainties associated with our software development projects, there can be no assurance that our research and development efforts will result in successful product introductions, increased revenues or profitability.



Sales and marketing expenses


     Sales and marketing costs increased by $317,877 or 618% from $51,459 in 1997 to $369,336 in 1998, primarily as a result of the incurrence of $367,796 of Internet advertising costs for our software products; no amounts were incurred in 1997 for Internet advertising. Total advertising expenses incurred in 1997 totaled $28,556 for retail software sales. We also expended $22,183 for marketing brochures in 1997; no material amounts were paid in 1998 for offline marketing materials.

     We establish advertising expenditure levels based on expected net revenues. If advertising revenues do not occur when expected, expenditure levels could be disproportionately high compared to recognized revenues for the reported period, and our operating results could be adversely affected. We periodically review and adjust our variable expenditure levels based on actual revenue volumes. In the future, our net revenues and operating results could be adversely affected by these and other factors.


General and administrative expenses


     General and administrative expenses decreased $48,901 or 14% from $353,972 in 1997 to $305,071 in 1998, primarily due to a decline in legal fees from $108,564 in 1997 to $55,384 in 1998. Administrative salaries also declined by $33,873 or 19% from $176,403 in 1997 to $142,530 in 1998, due to reduced requirements for administrative functions. These reductions were offset by a $78,385 increase in communications-related expenses. We believe that legal and professional fees, salaries and wages and general office expenses will increase significantly to provide for infrastructure necessary to administer a growing public company.


Other income and expenses



    Other income and expenses in 1997 include settlement gains of $616,728, net of legal fees of $308,272, from settlement of a dispute related to the sale of source code in 1992. In 1997, we also recorded a settlement gain of $183,554 in connection with claims which arose in 1995 related to cooperative advertising and marketing with some of our distributors.



TEN MONTHS ENDED OCTOBER 31, 1998 COMPARED TO TEN MONTHS ENDED OCTOBER 31, 1999.



Revenues



     Our revenues increased $1,723,088 or 105% from $1,638,448 during the ten months ended October 31, 1998 to $3,361,536 during the comparable period in 1999, primarily due to the development in 1999 of our Internet advertising and marketing revenues of $1,955,232, which more than offset a decline of $232,144 or 14% in our revenues from software licensing. Domestic revenues from software licensing were not significant during the ten-month periods ended October 31, 1998 and October 31, 1999. We had one license agreement that resulted in the recognition of

$1,050,000 of revenues during the ten months ended October 31, 1998.
Revenues derived in Asia during the ten-month periods ended October 31, 1998 and 1999 were generated from Pointe Control.



     During the ten months ended October 31, 1998, our revenues were primarily derived from the Pointe Control contract in Asia. During 1999, we diversified our revenue stream to include Internet advertising and marketing. We believe the our future products and services revenues will be principally Internet-based.



     We target our Internet advertising expenditures to cost-effectively generate user traffic to our websites. We intend to continue purchasing advertising only when we expect it to have a positive margin. We bill our Internet-based customers on a performance basis, based on agreed upon criteria, such as downloads, click-throughs, registrations or similar user actions. We generally provide our advertising on a month-to-month basis, and allow Internet advertising and marketing clients to cancel their programs within 15 days at no cost. We provide no guarantees of minimum traffic levels nor do we usually provide advertising services under long term contracts. We may acquire or make investments in complementary software or Internet-related businesses, including equity investments in companies that might use a portion of the proceeds from our investment to retain our Internet advertising and marketing services to promote their products and services.



     At October 31, 1999, we deferred revenues totaling $168,750 because we received such amount from Pointe Control as a prepayment relating to development of software under the terms of the distribution agreement. Such revenues are recorded on the percentage of completion method. No revenues were deferred at December 31, 1998 since no prepayments were made under the terms of the distribution agreement as of such date.



     Under the terms of our distribution agreement with Pointe Control, Pointe Control is granted an unlimited license to sell the software listed in the agreement in Japan. This does not materially affect our operations attributed to offering software free on our websites. Pointe Control's license only applies to localized, Japanese versions of the software, and not the English versions which are available for free on our websites. Additionally, users in Japan cannot generally run the free English-language versions on their operating systems. Our agreement with Pointe Control, which currently calls for payments to us of $150,000 per month until May 2000, expires in October 2000. We have no assurance that this agreement will be extended or renewed.



     During the ten months ended October 31, 1999, we commenced Internet revenue sharing programs with five other companies, under which we are to receive a portion of such other companies' sales originating from our websites ranging from 3% to 50%. Our revenues derived from revenue sharing programs during the ten months ended October 31, 1999 have been inconsequential.

Software development and product expenses



     Software development and product costs increased $69,509 or 10% from $687,760 during the ten months ended October 31, 1998 to $757,269 in the comparable period in 1999, due to our expansion during the 1999 ten-month period. We expect our web development activities to continue to increase significantly as we increase our emphasis on generating Internet advertising and marketing revenues.



Sales and marketing expenses



     Our sales and marketing expenses increased by $1,397,545 or 593% from $235,595 during the ten months ended October 31, 1998 to $1,633,140 during the comparable period in 1999. Internet advertising expenses were incurred in 1999 to promote our software products and increase traffic to our websites. Total advertising expenses incurred in the 1998 period totaled $28,542 for retail software sales. Total Internet advertising expenses incurred in the 1998 period were $234,055, and increased by $1,199,485 or 512% to $1,433,540 in the 1999 period. These expenses were incurred in order to support increased advertising revenues.



General and administrative expenses



     General and administrative expenses increased $219,156 or 75% from $293,455 during the ten months ended October 31, 1998 to $512,611 in the comparable period of 1999, largely due to increases in Internet communications-related expenses and salaries and wages. We believe that legal and professional fees, salaries and wages, and general office expenses, will increase significantly to provide for infrastructure necessary to administer a growing public company.



     On July 1, 1999, we granted stock options to employees and non-employees which currently have an exercise price of $0.88 per share in the case of options granted to non-employees and $1.04 per share in the case of options granted to employees. The board of directors determined the fair value of our common stock based on a number of factors, including primarily the market valuations of comparable competitors and multiples of our trailing and projected revenues. The stock options granted to employees are intended to be incentive stock options qualified under Section 422 of the Internal Revenue Code. These options vest over a period of ten years from the date of grant and have an exercise price of no less than the fair value of our common stock at the time of grant. The stock options granted to directors and to all other non-employees are non-qualified stock options which vest over a period of five years from the date of grant and have an exercise price of no less than 85% of the fair value at the time of grant. In no case may we grant any stock options that have an exercise price of less than 85% of fair value. We record compensation expense for options granted to employees if the exercise price is less than the fair value of the underlying common stock. Because options issued to employees were granted at the estimated fair value, no compensation relating to these options was charged to operations in the ten months ended October 31, 1999. Options issued to non-employees are valued based on a commonly used valuation model that considers volatility, among other factors. Accordingly, we recorded approximately $21,000 of compensation expense during the ten months ended October 31, 1999. We will record future compensation expense of approximately $312,000 related to these stock options. We also granted stock options in late July through mid-September 1999, at prices ranging from $1.50 to $3.00 per share, which we believe were not less than 85% of fair value at the time of grant in the case of non-qualified stock options and not less than fair value at the time of grant in the case of incentive stock options. Additionally, we granted stock options on October 31, 1999 to a then employee, which have an exercise price of $4.50 per share, which we believe is equal to the fair value at the time of grant. We believe that the further rapid development of our Internet business since the dates of such grants provides a reasonable basis for the increase in our estimated value of our common stock since such dates.



Other income and expenses



     Other income and expenses include settlement gains from disputes with a former customer. We also received interest income on our interest bearing cash accounts.



LIQUIDITY AND CAPITAL RESOURCES.



     During the periods reported, we generated sufficient cash flows from operations to support our business. During the ten months ended October 31, 1998 and 1999, we generated cash flows from operations of $138,948 and $366,964, respectively. Increases in accounts receivable required the use of additional operating cash flows in 1998 and 1999.



     At October 31, 1999, we had cash and cash equivalents of $188,850 and working capital of $316,198. We intend to continue to utilize our resources in 2000 for software and website development, marketing and advertising, to finance the higher level of accounts receivable necessary to support our anticipated increase in revenues and for capital expenditures, including the purchase of computer equipment and software. However, our working capital requirements may change depending upon numerous factors, including, without limitation, the need to expand our website traffic through free software downloads and Internet advertising. We believe that our existing cash and cash equivalents and cash generated from operations, if any, should be sufficient to meet our currently anticipated liquidity and capital expenditure requirements for at least the next 12 months. There can be no assurance, however, that we will be successful in attaining our revenue goals, nor that attaining such goals will have the desired effect on our cash resources. We have no long-term debt; however, we believe that credit facilities may be available to us. There can be no assurances that we will be able to obtain additional financing, if at all, or that such financing will be on terms acceptable to us.



Foreign currency transactions



     Our revenues from Asia are denominated in U.S. dollars. Accordingly, we do not incur transaction gains and losses related to foreign currencies.



Income taxes



     During the periods presented, we were not subject to federal and state income taxes since we elected to be taxed as an S-Corporation. Accordingly, we report income on our stockholders' personal income tax return. Immediately prior to the initial closing of this offering, we will begin to be a taxed as a separate legal entity. The minimum regular federal income tax rate is currently 34%. At present, the State of Washington does not impose income taxes on corporations but does impose a business and occupation tax on corporations conducting business in the State of Washington. The consolidated statements of operations for the year ended December 31, 1998 and the ten months ended October 31, 1999 included in the financial statements included in this prospectus include pro forma net income, and basic and dilutive earnings per share, assuming we were taxed as a C-Corporation at the 34% federal income tax rate at the beginning of such reporting periods. We anticipate that immediately prior to the first closing of this offering, we will make a distribution of accumulated earnings to our existing stockholders equal to the amount that our total stockholders' equity exceeds $578,750 as of the date of such distribution. Any such distribution will be funded from our working capital.



Consulting agreement



     As of July 1999, we entered into a consulting agreement relating to services consisting of financial public relations and advice regarding corporate structuring and marketing. The terms of the contract include, among others, payments of up to an aggregate of $187,500 and a grant of options, at an exercise price of $3.00 per share, to the consultant to purchase 34,300 shares of our common stock. As of the date of this prospectus, we have granted the options and have paid $37,500 to the consultant. We will be required to pay an additional $50,000 of the $187,500 upon our having at least $3,000,000 in cash in the bank and the remaining $100,000 upon our having at least $18,000,000 in the bank. The consulting agreement expires on July 11, 2000.



YEAR 2000 COMPLIANCE ISSUES.



     Many currently installed computer systems and software products were coded to accept only two-digit entries in the date code field. These date code fields needed to accept four digit entries to distinguish twenty-first century dates from twentieth century dates. As a result, computer systems and software used by many companies needed to be upgraded to comply with such Year 2000 requirements. We conducted a review of issues related to our Year 2000 compliance. This review was intended to determine the effect of the turn of the century on the operability of our products and websites, internal and external information technology systems, non-information technology systems we utilize to conduct our business and other internal and external processes which may impact our operations. In connection with this evaluation, we also reviewed our vendors and suppliers for Year 2000 compliance and effected changes where necessary.



     This review process was conducted in three phases. The first phase encompassed a review of all of our products and websites, internal and external systems/processes and vendors and suppliers for year 2000 compliance. The second phase corrected all items identified as non- compliant and essential to our operations. The third phase was a second review to ensure year 2000 compliance and interoperability of all systems/processes.

     We completed all phases of our review of the Year 2000 requirements. We expended a total of approximately $5,000 in our year 2000 compliance review and implementation efforts and do not anticipate additional expenditures.



     We produce computer application software and operate several websites. We determined that all products that we developed and our websites are Year 2000 compliant. We believe that we have no liability concerning any of our products with respect to Year 2000 requirements.



     As of the date of this prospectus, which is after January 1, 2000, none of our products, processes or systems, have been found to be non-Year 2000 compliant. If any of our products, processes or systems are found to be non-year 2000 compliant in the future, we do not believe that this would have any significant impact on us. We believe that our having 19 servers at three separate geographic locations minimizes any risk that our Internet business will fail to operate due to any year 2000-related problems . Although we developed a contingency plan to address any failure of our products, vendors and other third parties or information technology systems to be Year 2000 compliant, we have not needed, nor do we believe that we will need to implement it.



SEASONALITY.



     The computer software and Internet advertising and marketing markets are characterized by significant seasonal swings in demand, with the strongest demand for both occurring in the fourth quarter of each year. We expect our net sales and operating results to continue to be affected by these fluctuations. We expect that our results of operations from Internet advertising and marketing operations will be an inverse function of these fluctuations, because we increase our advertising expenditures when the advertising rates, in general, are lower. Our revenues may also experience substantial variations as a result of a number of factors, such as consumer and business preferences and introduction of competing products by competitors, as well as limited time promotional pricing and other offers. There can be no assurance that we will achieve consistent growth or profitability on a quarterly or annual basis.



INFLATION.



  We believe that inflation has generally not had a material impact on our operations.

                              BUSINESS


OVERVIEW


     We are a provider of online direct marketing services, advertising solutions and proprietary software. We combine Internet-based direct marketing and advertising services with programs that reward consumers with free software when they use our designated homepage as their Internet browser's starting page. These online incentive programs are intended to provide flexible, incentive-marketing solutions for our Internet advertising and marketing clients. Our payment structure, in which our Internet advertising and marketing clients are only charged when our website visitors execute specific predefined actions, provides these clients with a known cost to achieve the desired response to their advertising campaigns. We intend to leverage our developing homepage subscriber base and our targeting capabilities to offer our clients customized, targeted advertising solutions designed to improve advertisement response rates and reduce their cost of acquiring new customers.



     We were initially incorporated in 1987 as Ballard Synergy Corporation, a Nevada corporation, and merged with a Washington corporation in 1995 and changed our name to Acceleration Software International Corporation in 1996. In November 1999, we formed eAcceleration, a Delaware corporation, which is the parent company of Acceleration Software. Prior to the first closing under this offering, we plan to merge Acceleration Software International Corporation into eAcceleration and remain a Delaware corporation.



     We initially provided crisis intervention computer software programing services in the Silicon Valley region of California. We became a leading provider of SCSI software services and developed a library of SCSI software solutions that we sold to the Microelectronics Products Division of NCR Corporation in 1992. After relocating to Kitsap County, Washington, in the Puget Sound area, in 1992, we developed d-Time, a software product that accelerated the performance of CD-ROM drives, which by 1995 became a top 100 software title in the U.S., according to PC Data Online, and a top 20 software title in Japan. As the need for CD-ROM performance acceleration declined in light of the rapid increase in CD-ROM drive speed, we developed Superfassst, a hard drive performance acceleration product. As the Internet revolution developed, we developed Webcelerator, a software product which accelerates the performance of web browsers. We have also developed several additional software products.



     In 1996, we also began developing our Internet business model, under which we provide our software products, as well as third party products, free on our websites to visitors who agree to use one of our websites, homepageware.com, as their Internet browser's starting page. This generates significant traffic to our homepageware websites, allowing us to sell pay-for-performance Internet advertising to Internet advertising and marketing clients. We allow our Internet advertising and marketing clients to cancel their Internet advertising programs within a two-week trial period at no cost. Historically, over 70% of our Internet advertising and marketing clients renew advertising commitments to us, and less than 20% of our Internet advertising and marketing clients cancel their Internet advertising programs within the two-week free trial period.

     Since February 1999, our Internet business model has generated profitable operations while we experienced a significant increase in unique website visitors. The number of our total domestic and international unique website visitors and our ranking among all web properties on the Internet between February 1999 and August 1999, according to PC Data Online, were as follows:




     Month               Number of unique visitors               Ranking
     -----               -------------------------               -------

     February                    828,000                           286

     March                     1,084,000                           210

     April                     1,970,000                            98

     May                       1,947,000                            89

     June                      2,313,000                            63

     July                      3,416,000                            42

     August                    4,181,000                            54



Comparable information for the months following August 1999 is not yet available.



INDUSTRY BACKGROUND



     Growth of the Internet and online commerce



     Over the past several years, the Internet has emerged as a powerful and efficient new medium, enabling people worldwide to exchange information, communicate and conduct business electronically. The number of people using the Internet continues to expand rapidly.


     Businesses have recognized the online commerce opportunity and are increasingly using the Internet to sell and distribute products and services. As online commerce and the number of people using the Internet grow, advertisers and direct marketers are increasingly using the Internet to locate customers, advertise products or services and facilitate transactions. The eAdvertising Report estimates that approximately $1.5 billion was spent by U.S. companies on Internet advertising worldwide in 1998, and this amount is expected to grow to approximately $2.6 billion by the end of 1999 and to approximately $8.9 billion in 2002. According to the eAdvertising Report, Internet advertising spending will account for approximately 1.2% of the total advertising spending in 1999 and this amount is predicted to grow to 3.4% in 2002.


     Direct marketing


  Advertising expenditures can be broadly categorized as either brand advertising or direct marketing. Brand advertising is intended to generate brand name awareness and create a specific image for a particular company, product or service. Direct marketing involves any direct communication to a consumer intended to generate a specific response or action, generally the purchase of a product or service. The Direct Marketing Association estimates total direct marketing expenditures in the United States at $162.7 billion. By the year 2003, it expects that this figure will exceed $221 billion.


     Traditional direct marketing.


     Traditional direct marketing media include direct mail, telemarketing and newspaper, magazine, radio and television advertisements. Although traditional direct marketing is effective and widely used, it presents a number of challenges for marketers and consumers alike. Traditional direct marketers generally lack specific and timely information on a particular consumer's immediate interests. As a result, marketers spend considerable resources on communications most consumers don't want or need. Given the costs associated with traditional direct marketing, which include telecommunications, postage, printing, assembly, labor and facilities, we believe the often low response rates make the process inefficient.


     Online direct marketing.



     Online direct marketing media include banner advertisements, targeted email solicitations and website sponsorships. We believe online direct marketing is more attractive than traditional direct marketing because it requires lower production costs and provides easier and faster customer response features. In addition, online direct marketing allows marketers to easily:

     -    develop one-to-one relationships with consumers;

     -    collect data and feedback on marketing campaigns; and

     -    customize marketing campaigns to broad audiences or specific groups.


     Even with these advantages, direct marketers face challenges in realizing the full potential of the Internet as a marketing medium. With millions of websites, only a fraction of which have significant audiences, it is difficult for marketers to decide where to spend their marketing dollars. Even leading brand name marketers who build their own websites must find ways to attract a sizeable audience of visitors. In addition, technological hurdles may impede conventional direct marketers from successfully extending their activities to the Internet. In order to participate in most online marketing efforts, marketers must build and maintain websites as well as incorporate order-taking capabilities and develop systems to integrate online ordering with their traditional databases.

     We believe marketers desire a solution that benefits from the effectiveness of direct marketing while overcoming the challenges presented by both traditional and online marketing methods.


THE EACCELERATION SOLUTION


     We act as an intermediary between consumers and marketers, through which consumers seeking to try new software products are presented with a collection of free software in exchange for such consumers using our designated homepage as their Internet browser's starting page. Online marketers seeking an audience of potential customers advertise on this homepage and on our other websites. We offer a consumer-directed process in which consumers select only those products of immediate interest to them. In turn, advertisers pay only for performance in the form of clickthroughs, downloads, email addresses, signups or other objectives. We believe that our solution creates a highly effective method of direct marketing in terms of cost, targeting, efficiency and consumer satisfaction.

STRATEGY


     Our objective is to attain a leading position in the global online direct marketing and incentives-based advertising market, while maintaining historical profit margins. Based on the estimate of the total revenues in the global online direct marketing and advertising market of $3.4 billion for 1999, according to the eAdvertising Report, and our Internet advertising and marketing revenues of approximately $1.7 million over the six-month period ended October 31, 1999, we believe that we have achieved a market share of approximately one tenth of one percent of aggregate worldwide Internet advertising revenues. Based on industry reports such as the eAdvertising Report, we believe that the overall total amount of money spent on Internet advertising will increase in the future. We intend to use a portion of the proceeds of this offering to establish an aggressive advertising and marketing program, which we expect to result in an increase in our Internet advertising market share. Based on our current success with limited resources, and the anticipated implementation of our intended marketing plan with significantly increased resources, we hope that our market share will increase to up to one percent over the next several years; however, no assurance can be given in this regard. See "Risk factors".



     We intend to achieve our objective through the following key strategies, which we expect to implement over the next three to twelve months:



     Increase size of subscriber base


     We intend to continue to expand our subscriber base through subscriber acquisition activities such as co-registration programs, co-marketing programs and advertising on third-party Internet sites. We also plan to initiate a public relations campaign, in order to, among other things, attract new subscribers. In addition, we intend to explore international opportunities, including potential strategic alliances, in order to continue to expand our subscriber base.


     Increase number of advertising and marketing clients



     We are seeking to broaden our advertising and marketing client base by increasing our direct and indirect sales and marketing efforts. We may increase the size of our direct sales force. In addition, we are seeking to take advantage of existing distribution channels, such as advertising networks, to expand the number of advertisers using our homepage marketing system.

     Increase traffic and transactions


     Our strategy of rapidly increasing consumer traffic to our website is focused on both new and repeat visitors. New visits are expected to be driven primarily by our online advertising programs, enhanced software offerings, and word-of-mouth referrals.


     Expand offers


     The number and quality of offers on our site are critical to our ability to attract visitors and increase revenues from our marketer client base. We believe we have a significant competitive advantage in attracting additional marketer clients due to the large number of consumers visiting our websites and our popular software offerings, including Internet-related software. We expect to implement content expansion through a combination of internal sales efforts, partnerships and acquisitions.


     Continue to develop and use technology to enhance website capabilities and visits


     We have designed and implemented proprietary systems that enable us to ensure that users of our free software also use our homepage as their Internet browser's starting page. We regularly update our websites to encourage consumers to frequently revisit. As part of our effort to promote repeat visits, we continue to develop features that will make our visitors' homepage experience faster, easier and more personalized. We have spent approximately $1,000,000 and $900,000 on research and development during 1997 and 1998, respectively.


     Acquisitions



     We intend to explore possible acquisitions of and investments in complimentary software or Internet-related businesses, including equity investments in companies that may, in turn, use a portion of the proceeds from our investment to retain our Internet advertising and marketing services to promote their products and services. We are not currently involved in any discussions or negotiations relating to any material acquisition.



SALES AND MARKETING




     Our primary sales strategy is to sell our services directly to advertisers, direct marketers, advertising agencies and other advertising-supported software companies. We currently sell our services directly to clients in the United States utilizing five employees located at our principal office. Our sales force is dedicated to establishing and maintaining relationships with advertising and marketing clients. Our sales force uses industry directories, personal contacts, industry knowledge and Internet search engines to seek likely sales prospects. We also receive sales leads from advertising agencies that have recommended us to clients.

     Advertising and marketing client benefits:



     - Cost-per-action payment structure. We provide a cost-per-action incentive marketing solution, in which our clients are only charged
          when  pre-defined actions   specified   by our clients  are generated,
          such  as   downloads, click-throughs,  registrations  or similar
          user actions. In contrast, with the commonly used cost-per-thousand impression banner advertising, advertisers typically pay for a number of impressions on websites, regardless of whether consumers click on, or take any action in response to, the banner advertisement. Our cost-per-action solution provides our clients with a known cost per yield for each advertising and marketing campaign and a measurable cost of acquiring new customers.



     - Intended targeting capability. We intend to leverage our subscriber base to provide customized, targeted campaigns for our clients. This targeting capability is expected to enable our clients to focus on specific demographic segments or groups than exhibit desirable online behavioral patterns. We believe that by focusing on a specific target audience, our clients should increase response rates and reduce their customer acquisition costs.



Subscriber benefits:



     - Free software. Our subscribers have the opportunity to obtain high quality software that facilitates faster Internet or hard drive performance, download management assistance, computer games and allows the creation and playback of MP3 files, which are audio "recordings" with high quality sound, small, compressed files, and low or no price to users.



     - Subscriber choice. Subscribers may choose to respond only to advertising and marketing that interests them and provides a reward to induce their participation.



     - Newsletters. Subscribers may elect to receive newsletters relating to, among other things, finance, sports and other information.



PRODUCTS AND SERVICES



     Software products



     We currently publish the following software products, among others:


     Webcelerator is, based on our tracking, one of the most popular World Wide Web browser performance acceleration software products, with over two million copies having been installed. This product enhances the speed of users' browsing by both remembering where users have browsed and anticipating where they will browse. It operates on the Windows 95, Windows 98, and Windows NT operating systems. We have applied for a patent with respect to this product.

     Superfassst increases the speed of computers' performance in several respects, including starting computer applications and accessing folders. It operates on the Windows 95 and Windows 98 operating systems. We have been issued two patents and one additional patent with respect to this product has been allowed but not yet issued.

     MP3Creator allows users to play and facilitates the creation of MP3 format files. It operates on the Windows 95, Windows 98, and MacIntosh operating systems.

     Internet Optimizer adjusts network message transfer settings to facilitate optimal network configuration. It operates on the Windows 95 and Windows 98 operating systems.

     Net Butler manages network downloads and uploads. It operates on the Windows 95, Windows 98, and Windows NT operating systems.

     Z.E.U.S. provides an easy-to-use interface for making and extracting zip files, and also facilitates the creation of self-extracting archives. It operates on the Windows 95, Windows 98, and Windows NT operating systems.

     d-Time speeds the performance of CD-ROM drives. First introduced in 1994, it was our first retail computer software application product. It operates on the Windows 95, Windows 98, and MacIntosh operating systems.


     Phantom CD allows users to make a virtual copy of CD-ROMs onto their hard drive, which enables users to eliminate the need for the CD-ROM and increases performance speed. It operates on the Windows 95 and Windows 98 operating systems, and we expect that it will operate on the Windows NT operating system shortly.



     Each of the above products is offered as free homepageware, such that all users are required to adopt our homepage as their Internet browser's starting page. We also provide third party software, including online games and entertainment software, as homepageware. This free homepageware generates traffic to our websites, enabling us to generate Internet advertising revenue from our websites. Several of our products are licensed to Pointe Control, an Asian distributor. We ceased licensing these products domestically in 1998, and we currently do not plan to license these products domestically or in any other English-speaking country where our software is available for free.



     Websites



     We currently operate numerous websites, the principal ones including the following:



     Homepageware.com and several mirror websites appear as the starting page for the Internet browser of users of our homepageware software. We estimate that over four million total domestic and international unique users visited our homepageware.com, webcelerator.com and mirror websites in August 1999, according to data provided by PC Data Online, a web measuring service. Comparable information is not yet available for months following August 1999.

     Webcelerator.com and several mirror websites provide our homepageware free to users. We attempt to drive traffic to these websites through Internet advertising and promotion.

     Clicksales.com, Downloadsales.com, and Signupsales.com provide information to online media buyers with respect to our pay-for-performance Internet advertising programs. These programs typically include a two-week test period for new customers, who have the right to cancel the program without cost during such period if they are not satisfied with the program's results.


     Freebranding.com, a newly launched website, provides an affiliate program to other websites under which we generally share equally the starting pages of new homepageware users provided by such other websites. We have a patent pending with respect to technology used in connection with this website.



     We sell performance-based advertising on our homepageware.com, webcelerator.com and mirror websites, which sales we generate from our clicksales.com, downloadsales.com and signupsales.com websites. We have historically experienced a relatively high rate of monthly renewals, and a relatively low rate of cancellations of our Internet advertising programs.



     Newsletters



     We currently disseminate by email several free newsletters relating to topics such as initial public offerings, sports, online shopping and free software to an aggregate of approximately 300,000 subscribers. One of these newsletter is the IPO GroundFloor Newsletter, a newsletter that we own and publish that focuses on providing information to subscribers relating to initial public offerings in which individual retail investors may be able to purchase shares. We attempt to generate subscribers for these newsletters, as well as third party newsletters, by promoting them on our websites. We do not currently derive any revenues from our newsletters, including the IPO GroundFloor Newsletter.



     Potential ownership of a broker-dealer



     Since the filing of the registration statement of which this prospectus forms a part, we have received numerous inquiries about this offering and methods of conducting direct participation public offerings. We are preliminarily considering forming or acquiring a broker-dealer subsidiary, following the completion of this offering, that would assist other companies in raising capital through direct participation offerings. We have not entered into any agreements relating to any such enterprise nor do we have current plans to do so, and we do not know if we will ever do so in the future.


CUSTOMERS


     Our advertising and marketing clients pay us commissions each time a member takes an action defined by our clients in response to an online advertising or promotion. We have approximately 75 current Internet advertising and marketing clients. Our five largest Internet advertising and marketing clients accounted for 46% of our Internet advertising and marketing revenues in the ten months ending October 31, 1999. In 1997, two software customers, Pointe Control, a Japanese distributer, and Syncronys Softcorp, a domestic distributer, accounted for 62% and 30%, respectively, of our revenue. In 1998, these customers accounted for 85% and 14%, respectively, of our revenue. Currently, all of our foreign software revenues are derived from our agreement with Pointe Control, relating to the distribution by Point Control of some of our software products in Japan. Under this distribution agreement, which is designed to be a flexible agreement that allows the parties to adapt to the evolving software market, Pointe Control is the distributor of those software products developed by us and "localized" into Japanese versions by Point Control listed in the most recent amendment to the agreement. Under the terms of the agreement, so long as Pointe Control complies with minimum performance requirements set forth in the agreement, it retains exclusive rights to distribute localized versions of the software during the term in Japan.



     Currently, the agreement provides for monthly payments by Pointe Control of $150,000 until May 2000, plus potential additional bonus payments of $400,000 for several of our software products if any of such products' sales reach "top product" status based on sales totals as determined by industry reports listed in the agreement. The maximum possible bonus is $2,000,000.



     In the ten months ended October 31, 1999, Pointe Control accounted for 40% of our total revenue and MediaRing, Inc., an Internet advertising and marketing client, accounted for 14% of our total revenue and 24% of our Internet advertising and marketing revenue. We believe that MediaRing accounted for a significantly lower percentage of our revenue in the remainder of 1999 and will continue to do so throughout 2000. If one or more of our other large customers cease operations or otherwise abruptly cease or reduce their business with us, our results of operations, cash flows and financial condition could be adversely affected.


SUPPLIERS


     We are dependent on products and services provided by a variety of Internet suppliers. For the ten months ended October 31, 1999, two advertising vendors, Burst Media LLC and Flycast, accounted for 20% and 11%, respectively, of our total Internet media purchases. Many of these suppliers have reported significant financial losses and may not continue operations in the long term. Accordingly, we have established redundant relationships with our suppliers in order to mitigate our risk. The unavailability of adequate supplies could adversely affect us.



TECHNOLOGY AND INFRASTRUCTURE


     We have developed an expandable, secure and reliable technology infrastructure to support our online direct marketing programs. One of the principal elements of our proprietary technology is our ability to ensure that our free software customers use our homepage as their Internet browser's starting page.

     Expandability


     Our technology is designed to support up to approximately 25 million visitors per month. To date we have demonstrated that our architecture is capable of rapid expansion as our total amount of domestic and international visitors-per-month have increased from approximately 800,000 in February 1999 to over four million in August 1999 based on information supplied by PC Data Online. Comparable information is not yet available for the months following August 1999.


     Security

     We incorporate a variety of encryption techniques meant to protect the privacy of consumer information. We also employ a variety of automated fraud detection procedures to identify patterns of abuse and potential fraudulent use of the system. Our fraud detection systems can automatically disable accounts in which fraud is suspected. The data center where our system is located provides security management 24 hours per day, seven days per week.


     Reliability


     Our software system architecture uses industry standard technologies to maximize reliability. We use Secure Socket Layer for secure transactions, Oracle databases, the UNIX operating system and the Apache web server within our infrastructure. All of these platforms have demonstrated a high degree of reliability. We back up our Oracle databases and other information to long-term tape storage on a regular basis.

     Our network servers are housed separately at three separate geographic locations. We believe that each data center provides redundant network connections, redundant connections to power grids, diesel generators for emergency power, air conditioning and engineering support 24 hours per day, seven days per week. Our infrastructure is built to maximize reliability through the use of multiple central processor units and redundant power supplies, networking and input/output controllers.

COMPETITION


     We believe that competition in our website and software businesses are based on factors that include the following:

     -    brand recognition;

     -    ease and speed of use; and

     -    quality and reliability.



     Website competition


     We face intense competition from both traditional and online advertising and direct marketing companies. We also face competition from established online portals and community websites that engage in direct marketing. We compete directly and indirectly for marketers and consumers with companies in various categories, including:


     Other free-offer websites There are a number of sites, both large and small, that give consumers access to free software and other offers, including Freeshop.com, Winfiles.com, Download.com, shareware.com, Volition.com, and Free2Try.com.



     Specialty lead-generation websites. Various websites focus on generating leads for a specific segment of the direct marketing industry, such as the catalog, magazine or coupon segments. While these websites typically provide a depth of offerings within their specific sector, they may not offer promotions across a broad spectrum of product categories. These sites include eNews, Cataloglink and Catalogcity. In some instances, we may include their offerings on our websites.



     Other websites. We also compete with a number of "community" sites that offer content, services or information about a particular topic, as well as other advertising networks. In addition, we compete with sites featuring loyalty programs that reward consumers for taking specific actions such as Cybergold, Inc. and MyPoints.com



     The number of websites competing for consumer attention and marketers' dollars has proliferated, and we expect that competition will continue to intensify. We also compete with traditional media such as television, radio and print for a share of marketers' total marketing budgets.



     In addition to the above, we believe that the principal competitive factors in our website markets are:



     -    quality and  diversity of offers;

     -    the volume of online  visitors;

     -    duration and  frequency  of visits;

     -    the  demographic  profiles of visitors; and

     -    performance of advertisements.



Software competition



     Competition in the computer software industry is fierce. In addition to the above, we believe that the principal competitive factors in the software industry generally include:

     -    merchandising;

     -    product features;

     -    online technology; and

     -    price.

     Based on our current and anticipated future product offerings, we believe that we compete or will compete effectively in these areas, particularly in the way of quality, ease of use, product features, online technology and price; however, no assurance can be given that our products will continue to achieve market acceptance or that any such market acceptance can be sustained.

     We compete primarily with other software publishers. Our competitors vary in size from very small companies with limited resources to very large corporations with greater financial, marketing, distribution, technical and other resources. We believe that the primary competitors for our software products are Microsoft Corporation, Web 3000, Bonzi Software, Symantec, Network Associates, Real Networks, Nico Mak Computing, Inc. and Aureate Software, among others.


     Many of our website and software competitors are larger and have greater financial, technical and marketing resources than us, and no assurance can be given that we will be able to successfully compete against these competitors.



GOVERNMENT REGULATION



     Laws and regulations that apply to Internet communications, commerce and advertising are becoming more prevalent. The adoption of such laws could create uncertainty in Internet usage and reduce the demand for all products and services offered on the Internet. Recently, Congress enacted legislation regarding children's privacy on the Internet. It is possible that additional laws and regulations may be proposed or adopted with respect to the Internet, covering issues such as user privacy, taxation, advertising, intellectual property rights and information security. Several states have proposed legislation to limit the use of personal user information gathered online or to require online services to establish privacy policies. We believe that we are fully compliant with all state and federal privacy laws.



     The Federal Trade Commission recently reported that it has no present intention of proposing legislation to address online privacy in the near future, and that it believes self-regulation to be the best course of action, except for rules enacted to implement the Children's Online Privacy Protection Act, which governs the collection of personal information from children and the confidentiality of such information. However, the FTC has initiated action against at least one online service regarding the manner in which personal information was collected from users and provided to third parties. We believe that we are fully compliant will all FTC privacy laws.


     Legislation has recently been enacted in several states relating to sending unsolicited emails, a practice commonly referred to as "spamming." The federal government and several other states, including New York, are considering, or have considered, similar legislation. Although the provisions of these current and contemplated laws vary, generally they limit or prohibit both the transmission of unsolicited emails and the use of familiar spamming techniques, such as the use of forged or fraudulent routing and header information. Some states, including California, require that unsolicited emails include opt-out instructions and that senders of such emails honor any opt-out requests. We believe that our email newsletters will not be affected by legislation directed at unsolicited emails because we do not send unsolicited messages and because our current practices are intended to comply with current and proposed legislation. However, if we are required to change our business practices as a result of new legislation, our business could suffer.

     We do not know how our business may be affected by the application to the Internet of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, obscenity and export or import matters. Most of these laws were adopted before the advent of the Internet and do not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address such issues could create uncertainty in the Internet marketplace. That uncertainty could reduce demand for our service or increase the cost of doing business as a result of litigation costs or increased service delivery costs.


     In addition, because our services are available on the Internet in multiple states and foreign countries, these states and countries may claim that we are required to qualify to do business in their jurisdictions. Our failure to qualify in any jurisdictions where we are required to do so could subject us to taxes and penalties. It could also restrict our ability to enforce contracts in those jurisdictions. The application of laws or regulations from jurisdictions whose laws do not currently apply to our business could have a material adverse effect on our business, results of operations and financial condition. We are currently not aware of any violations by us of any laws or regulations of any states or other countries or of any material failure to qualify in any states or countries.



     The European Union has adopted a privacy directive that went into effect in 1998. Under this directive, business entities domiciled in member states of the EU are limited with respect to the transactions in which they may engage with business entities domiciled outside the EU, unless the non-EU entities are domiciled in jurisdictions with privacy laws comparable to the EU privacy directive. The United States presently does not have laws that satisfy the EU privacy directive. Discussions between representatives of the EU and the United States are ongoing and may lead to a number of safe harbor provisions which, if adhered to, would allow business entities in the EU and the United States to continue doing business without limitation. If these negotiations are not successful and the EU begins enforcing the privacy directive, there could be an adverse impact on international Internet business. If we do business directly in the EU in the future, we will be required to comply with the EU privacy directive.



INTELLECTUAL PROPERTY



     We regard our copyrights, service marks, trademarks, trade secrets, proprietary technology and similar intellectual property as critical to our success, and we rely on trademark and copyright law, trade secret protection and confidentiality and license agreements with our employees, customers, independent contractors, partners and others to protect our intellectual property rights. We own nine patents, including one foreign patent, on our software products and have ten patent applications pending on our software products. We have registered several trademarks in the United States and may apply for registration in the United States for other trademarks and service marks. However, effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our products and services are made available online. We generally rely on common law copyright protection, and do not generally register our copyrights.

     We have registered a number of domain names, including eAcceleration.com, homepageware.com, clicksales.com, downloadsales.com, signupsales.com and freebranding.com. Domain names generally are regulated by Internet regulatory bodies. The regulation of domain names in the United States and in foreign countries is evolving. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. The relationship between regulations governing domain names and laws protecting trademarks and similar intellectual property rights is unclear. Therefore, we could be unable to prevent third parties from acquiring domain names that infringe on or otherwise decrease the value of our trademarks and other proprietary rights. We have no knowledge of any companies in other countries using domain names that infringe on our trademarks.

     We may be required to obtain licenses from others to refine, develop, market and deliver new services. We may be unable to obtain any such license on commercially reasonable terms, if at all, or guarantee that rights granted by any licenses will be valid and enforceable.

EMPLOYEES


     As of January 4, 2000, we had a total of 39 employees, all of which work for us full time. Five employees work in sales and marketing, 28 in technology and development, and six in operations and administration. None of our employees are represented by unions, and we consider relations with our employees to be good.


FACILITIES


     We currently occupy approximately 4,500 square feet in a leased facility in Poulsbo, Washington, with a monthly rental cost of approximately $2,100 per month. The lease for this facility expires in February, 2004. In December 1999, we entered into an additional lease agreement for an approximately 10,000 square foot facility in Poulsbo with a four year term beginning February 2000, to meet our expansion needs. The lease requires monthly payments of $7,643 for months one through four and $8,492 for months five through twelve. All remaining payments are to be increased three percent annually. We have the option to terminate the lease at the end of the second year. We plan to expand our facilities further in 2001 to accommodate our anticipated growth. In the event that we sell exactly or close to the maximum number of shares in this offering, we plan to either acquire property in Kitsap County, Washington or elsewhere in the Puget Sound area on which we would have a state- of-the-art facility built for us that would be large enough to house our entire business operations for the next several years and would accommodate expansion for the foreseeable future through the subsequent building of additional facilities on such property. Alternatively, we would expect to lease up to 50,000 square feet of space in the Puget Sound area that could house our operations for the next several years. If only the minimum number of shares are sold in the offering, we expect to seek to lease a considerably smaller facility, or perhaps an additional facility which together with our current facilities could house our business operations for the next several years.

                                   MANAGEMENT



DIRECTORS AND EXECUTIVE OFFICERS


     The following persons are our current executive officers, directors and director nominees:



Name                          Age            Position
----                          ---            --------

Clint Ballard                 37             president, chief executive officer
                                             and director

Diana T. Ballard              42             chairman of the board, secretary
                                             and treasurer

E. Edward Ahrens              52             chief financial officer

Michael J. Clementz           56             director nominee

Edward P. Swain, Jr.          64             director nominee



     Set forth below is a brief description of the background of our officers and directors based on information provided by them to us.


     Clint Ballard is the president and chief executive officer of eAcceleration, serving as chief executive officer as well as president or in other executive capacities since inception. Mr. Ballard received a B.S. in mathematics from the California Institute of Technology in 1984.



     Diana T. Ballard is the chairman of the board, secretary and treasurer of eAcceleration, serving as chairman of the board was well as in other executive capacities including president since inception. Ms. Ballard is the wife of Clint Ballard.



     E. Edward Ahrens was elected in February 2000 as chief financial officer of eAcceleration. Mr. Ahrens has been self employed as a certified public accountant from October 1993 through the present, and in this capacity has been our regular accountant, providing accounting and controller functions to us since 1995. Mr. Ahrens continues to maintain his accounting practice on a part-time basis, while devoting a majority of his time to his position as our chief financial officer. Mr. Ahrens received a bachelor degree in business administration -- banking and finance, from North Texas University in 1971.



     Michael J. Clementz was nominated in November 1999 to serve as director of eAcceleration and has served as consultant to us since September 1999. Mr. Clementz has been chairman and chief executive officer of North Sound Bank, which was formerly, the Bank of Poulsbo, since 1999, president and chief executive officer of such company since prior to 1994 and president and chief executive officer of Liberty Bay Financial Corporation since prior to 1994. Mr. Clementz was a bank examiner with the Washington State Division of Banking from 1966 to 1979. Mr. Clementz serves on the board of directors of North Sound Bank and Liberty Bay Financial

Corporation. He is a past president and director of the Washington Bankers Association and has served the American Bankers Association as a committee member of the Government Relations Council and Community Bankers Council. He is a former advisory director of the Conference of State Bank Supervisors, Washington D. C. He was appointed by the Supreme Court for the State of Washington, to serve as a lay person on the Washington State Lawyers Disciplinary Board.



     Edward P. Swain, Jr. was nominated in November 1999 to serve as director of eAcceleration and has served as consultant to us since September 1999.
Mr. Swain has served as president of PT Holdings Corporation since December 1997. From January 1992 through December 1997, Mr. Swain served as president, chief executive officer and director of Port Townsend Paper Corporation and from December 1997 to December 1998 he served as chairman of the board of such company. Mr. Swain has served as a director of FiberMark, Inc. since 1998 and as director of Interactive Financial Services Group, Inc., the holding company for a proposed Internet bank, whose national charter has been applied for, since December 1998. He is also a member of the board of trustees of the Museum of Flight in Seattle, Washington. Mr. Swain received a B.A. from Williams College in 1957 and a LLb from Harvard Law School in 1964.



     We are the beneficiary of a "key person" life insurance policy in the amount of $2,000,000 on the life of Clint Ballard, our president and chief executive officer.



     Our board of directors is elected annually by our stockholders. Directors receive no cash compensation for their services to us as directors, but are reimbursed for expenses actually incurred in connection with attending meetings of the board of directors. Members of the board of directors are eligible to participate in our 1999 stock option plan.



     The audit committee currently consists of Clint Ballard and Diana T. Ballard. We anticipate that Michael J. Clementz and Edward P. Swain, Jr. will serve as the audit committee immediately upon being elected to our board of directors. The audit committee recommends engagement of our independent certified public accountants, and is primarily responsible for reviewing and approving the scope of the audit and other services performed by our independent certified public accountants and for reviewing and evaluating our accounting principles and practices, systems of internal controls, quality of financial reporting and accounting and financial staff, as well as any reports or recommendations issued by the independent accountants.



     The compensation committee currently consists of Clint Ballard and Diana T. Ballard. We anticipate that Michael J. Clementz and Edward P. Swain, Jr. will serve as the compensation committee immediately upon being elected to our board of directors. The compensation committee generally reviews and approves our executive compensation and currently administers our 1999 stock option plan.



     We currently have no nominating committee.



EXECUTIVE COMPENSATION


     The following table sets forth the cash and other compensation paid in the last three years to our chief executive officer and all other executive officers.



                                                        Annual compensation
                                   ---------------------------------------------------------
Name and                                                                        Other annual
principal position                 Year              Salary          Bonus      compensation
------------------                 ----              ------          -----      ------------
Clint Ballard                      1999             $104,000        $194,929          -
  President and chief              1998              104,000         198,325          -
  executive officer                1997              208,000         175,000          -

Diana T. Ballard                   1999                             $194,929          -
  Chairman of the board,           1998                 -            198,325          -
   secretary and treasurer         1997                 -            175,000          -




     Clint Ballard's salaries listed in the annual compensation table reflects the combined salaries of Clint and Diana Ballard for the periods presented. Bonuses listed on the table represent S-corporation distributions. In 1997, Clint Ballard and Diana T. Ballard each materially participated in our day-to-day operations and are each deemed to have earned salaries of $104,000. In 1998 and 1999, Ms. Ballard did not provide material participation in our day-to-day operations. Accordingly, Mr. Ballard earned a salary of $104,000 in each of 1998 and 1999 and Ms. Ballard is deemed to have earned no salary in 1998 and 1999.



     The value of all perquisites provided to either of Mr. or Ms. Ballard did not exceed the lesser of $50,000 or 10% of his or her salary and bonus.



EMPLOYMENT AGREEMENTS



     We have entered into employment agreements with each of Clint Ballard and Diana T. Ballard. The employment agreement with Clint Ballard provides for him to serve as the president, chief executive officer and a director, and provides for an annual base salary of $104,000 and a bonus of 2.5% of our income before taxes, depreciation, amortization and extraordinary items with respect to fiscal years during the term of the agreement. The employment agreement with Diana T. Ballard provides for her to serve as the chairman of the board, provides for an annual base salary of $104,000 and provides for a bonus of 2.5% of our income before taxes, depreciation, amortization and extraordinary items with respect to fiscal years during the term of the agreement. Each of these agreements becomes effective upon the first closing of this offering, expires on the fifth anniversary of the first closing of this offering and contains restrictions on the employee engaging in competition with us for the term of the employment agreement and for one year after the term and provisions protecting our proprietary rights and information. Each agreement also provides for the payment to the employee of a lump sum equal to three times the average of the employee's annual compensation for the prior five years, less $1.00, upon his or her termination in the event of a "change in control" of eAcceleration of the employment agreement, which is defined in the agreements to mean any of the following:

     - a change in control as defined in Rule 12b-2 under the Securities Exchange Act of 1934;

     -    a person,  as such term is defined in Sections  13(d) and 14(d) of
          the  Exchange  Act,   other  than  a  current   director  or  officer
          of eAcceleration becoming the beneficial owner, directly or indirectly, of 20% of the voting power of our outstanding securities; or

     - the members of our board of directors at the beginning of any two-year period ceasing to constitute at least a majority of the board of directors unless the election of any new director during such period has been approved in advance by two-thirds of the directors in office at the beginning of such two-year period.



SEVERANCE, SETTLEMENT AND GENERAL RELEASE AGREEMENT



     In February 2000, Shane H. Traveller resigned as our chief financial officer, at which time we elected E. Edward Ahrens to that office. Upon his resignation, Mr. Traveller entered into a severance, settlement and general release agreement with us. Under this agreement, Mr. Traveller agreed to provide consulting services to us relating to marketing, financial, accounting and administration matters and other activities in which he was involved in while he was our chief financial officer. Under the agreement, Mr. Traveller will receive his remaining salary for February 2000 plus moving expenses, and will receive $26,000 upon the first closing of this offering and $15,000 upon our common stock becoming publicly traded. Additionally, of his options to purchase 150,000 shares of our common stock originally granted to him in October 1999, he retained options to purchase 10,000 shares at an exercise price of $4.50 per share which will become fully vested and exercisable upon our common stock becoming publicly traded. All other options granted to Mr. Traveller have been canceled.



1999 STOCK OPTION PLAN



     We have adopted the 1999 stock option plan in order to motivate our qualified employees, officers, directors, consultants and independent contractors, to assist us in attracting employees and to align the interests of such persons with those of our stockholders. The 1999 plan provides for the grant of "incentive stock options" within the meaning of the Section 422 of the Internal Revenue Code of 1986, "non-qualified stock options," restricted stock and other types of awards to our officers, directors, key employees, consultants, agents, advisors and independent contractors.



     The 1999 plan, which will be administered by the compensation committee of the board of directors, authorizes the issuance of a maximum of 5,000,000 shares of common stock, which may be either newly issued shares, treasury shares, reacquired shares, shares purchased in the open market or any combination of these types of shares. Incentive stock options may be granted at an exercise price of not less than the fair market value of shares of common stock on the date of grant, and non-qualified stock options may be granted at an exercise price of not less than 85% of such fair market value. If any award under the 1999 plan terminates, expires unexercised, or is cancelled, the shares of common stock that would otherwise have been issuable under the award will be available for issuance under the grant of new awards. We have options to purchase an aggregate of 829,300 shares of common stock outstanding under the 1999 plan, including options to purchase 50,000 shares of common stock granted to each of Michael J. Clementz and Edward P. Swain, Jr., each of which such options are exercisable at $3.00 per share in equal annual installments over five years. We granted E. Edward Ahrens, our chief financial officer, options to purchase 25,000 shares of common stock in July 1999, while he was providing accounting and controllership functions to us, more than six months prior to his election as our chief financial officer, These options are exercisable at $0.88 per share in equal installments over five years. No options have been granted to Clint Ballard or Diana T. Ballard.



PERSONAL LIABILITY AND INDEMNIFICATION OF DIRECTORS



     Our certificate of incorporation and bylaws contain provisions which reduce the potential personal liability of directors for monetary damages and provide for indemnification of directors and other persons. We are unaware of any pending or threatened litigation against us or our directors that would result in any liability for which such director would seek indemnification or similar protection.


     Such indemnification provisions are intended to increase the protection provided directors and, thus, increase our ability to attract and retain qualified persons to serve as directors. We believe that the substantial increase in the number of lawsuits being threatened or filed against corporations and their directors has resulted in a growing reluctance on the part of capable persons to serve as members of boards of directors of companies, particularly of companies which are or intend to become public companies.


     Prior to the initial closing of this offering, we expect that our officers and directors will be covered by officers' and directors' liability insurance. We expect that the policy coverage will be $2,000,000, which will include reimbursement for costs and fees. We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide for reimbursement for all direct and indirect costs of any type or nature whatsoever including attorneys' fees and related disbursements, that are actually and reasonably incurred in connection with either the investigation, defense or appeal of a "proceeding", as defined in the indemnification agreements, including amounts paid in settlement by or on behalf of an "indemnitee", as defined such agreements.



     In the opinion of the SEC, indemnification for liabilities arising under the Securities Act of 1933, such as those contained in our indemnification agreements, is contrary to public policy and, therefore, is unenforceable.

                             PRINCIPAL STOCKHOLDERS



     The following table sets forth the beneficial ownership of our common stock as of October 31, 1999, and as adjusted to reflect the sale of the shares of common stock offered by this prospectus, of:

     - each person known by us to beneficially own 5% or more of the shares of outstanding common stock;

     -    each of our executive officers and directors; and

     -    all of our executive officers and directors as a group.


Except as otherwise indicated, all shares are beneficially owned, and investment and voting power is held by, the persons named as owners.



                              Amount and nature of           Percentage ownership         Percentage ownership
Name and address of               common stock                  of common stock              of common stock
 beneficial owner              beneficially owned               before offering              after offering
-------------------           --------------------           --------------------         --------------------
                                                                                          Minimum      Maximum
                                                                                          -------      -------
Clint Ballard                      34,300,000                         100%                  98.9%       92.0%
c/o eAcceleration Corp.
1223 NW Finn Hill Road
Poulsbo, Washington 98370

Diana T. Ballard                   34,300,000                         100%                  98.9%       92.0%
c/o eAcceleration Corp.
1223 NW Finn Hill Road
Poulsbo, Washington 98370

E. Edward Ahrens                            0                          -                     -            -
c/o eAcceleration Corp.
1223 NW Finn Hill Road
Poulsbo, Washington 98370

All officers and directors         34,300,000                         100%                  98.9%       92.0%
as a group (3 persons)




     The shares beneficially owned by Clint Ballard include 17,150,000 shares owned by his wife, Diana T. Ballard, and the shares beneficially owned by Diana
T. Ballard include 17,150,000 Shares owned by Clint Ballard.

                           RELATED PARTY TRANSACTIONS



     In November 1999, we entered into employment agreements with Clint Ballard, our president and chief executive officer and Diana T. Ballard, our chairman of the board. The compensation committee of the board of directors, which consists of Clint and Diana Ballard, has determined that the compensation payable thereunder reflects the fair value of their services.



     In September 1999, we granted options to purchase 50,000 shares of common stock exercisable at an exercise price of $3.00 per share in equal installments over a five year period to two consultants and director nominees, Michael J. Clementz and Edward P. Swain, Jr.



     In October 1999, we granted options to Shane H. Traveller, our former chief financial officer, to purchase 150,000 shares of common stock which as of January 2000 had an exercise price of $4.50 per share. In February 2000, Shane
H. Traveller resigned as our chief financial officer. Upon his resignation, Mr. Traveller entered into a severance, settlement and general release agreement with us. Under this agreement, Mr. Traveller agreed to provide consulting services to us relating to marketing, financial, accounting and administration matters and other activities in which he was involved while he was our chief financial officer. Mr. Traveller will receive his remaining salary for February 2000 plus moving expenses, and will receive $26,000 upon the first closing of this offering and $15,000 upon our common stock becoming publicly traded. Additionally, of his options to purchase 150,000 shares of our common stock originally granted to him in October 1999, he retained options to purchase 10,000 shares at an exercise price of $4.50 per share which will become fully vested and exercisable upon our common stock becoming publicly traded. All other options granted to Mr. Traveller have been canceled.



     In 1997, we repurchased all shares of the our common stock issued for $100,000 to a former director, who is the father of Clint Ballard, for a repurchase price of $115,000.



     All transactions between us and any or our officers, directors or five percent stockholders will be on terms no less favorable to us than would be available from unaffiliated third parties.



     We currently have no independent directors. Prior to the first closing under the offering, Michael J. Clementz and Edward P. Swain, Jr., consultants and director nominees, will be elected as directors by our shareholders. At such time, their consulting agreements with us will be terminated, and we believe that at such time, Mr. Swain and Mr. Clementz will be considered "independent". Thereafter, we will at all times maintain at least two independent directors. We may elect additional independent directors at any time in the future, but have no plans to do so at this time.



     Since our inception, we lacked sufficient disinterested, independent directors to ratify past material transactions at the time the transactions were initiated. Upon Mr. Swain and Mr. Clementz becoming independent directors, all future material related-party transactions and loans, and any forgiveness of loans, will be approved by a majority of the independent directors who do not have an interest in the transaction and who have access, at our expense, to our or independent legal counsel.

                              PLAN OF DISTRIBUTION




ARBITRARY DETERMINATION OF OFFERING PRICE



     We have determined the initial offering price of the shares arbitrarily. Among the factors we considered were the following:

     -    the nature and scope of our operations;

     -    our current financial condition and financial requirements;

     -    estimates of our business potential and prospects;

     -    multiples of our trailing and projected revenues and earnings;

     - multiples of our competitors' trailing are projected revenues and earnings;

     -    the perceived market demand for our products;

     - the market capitalization, revenues and profits of comparable companies with top 150 Internet websites, including particularly CyberGold, Inc. and FreeShop.com;

     - the economics of the information technology, Internet and software industries; and

     -    the general condition of the equities market.



LIMITED STATE REGISTRATION



     We will qualify or register the sale of the shares in a limited number of states. We will not accept subscriptions from investors resident in other states. In order to comply with any applicable state securities laws, the shares will be offered or sold in through registered or licensed brokers or dealers in any states where required.



TERMS OF SALE OF THE SHARES



     We will be selling our shares in a direct participation offering on a "400,000 share minimum, 3,000,000 share maximum" basis through our officers and directors, who will be offering our shares and distributing this prospectus primarily over the Internet. No sales commissions will be paid to any of our officers or directors. Prospective investors must purchase the shares in increments of 100 shares. Until we have sold at least 400,000 shares, we will not accept subscriptions for any shares. All proceeds of this offering will be deposited in an interest bearing escrow account with American Stock Transfer & Trust Co. If we are unable to sell at least 400,000 shares before the offering ends, we will return all funds, with interest, to subscribers as soon as practicable after the ending of this offering. We have the right to completely or partially accept or reject any subscription for shares offered in this offering, for any reason or for no reason. The offering will remain open until all shares offered in this offering are sold or nine months after the date of this prospectus, except that we will have only 180 days to sell at least 400,000 shares. We may decide to cease selling efforts at any time prior to such date. If this offering is oversubscribed, we may consider whether or not you are willing to accept delivery of our prospectus and future filings with the SEC electronically and whether you expect to hold the shares purchased in this offering long term in determining whether and to what extent we will accept your subscription. We anticipate having one or more closings of this offering, the first of which cannot be held until we are able to sell at least 400,000 shares. After that, we could have multiple closings whenever we receive and accept new subscriptions.



INVESTMENT  PROCEDURES



     We keep the most current version of our prospectus, as filed with the SEC, posted on one of our websites, located on the Internet at www.eacceleration.com/ipo, for investors to view or download. We will update the website to replace the online prospectus with the most recently filed version at any time that we are required to distribute any prospectus amendments to investors. We have also posted an indication of interest form on this website, which allows an investor to indicate if he or she is interested in purchasing shares in this offering. Indicating interest does not obligate an investor in any way. If an investor expresses interest, we then ask for additional information such as

     -    how many shares he or she would consider purchasing,

     -    how long he or she intends to hold the shares, and

     - whether and to what extent the investor is willing to accept electronic delivery of documents.



     If an investor indicates that he or she would like to receive the final version of this prospectus and any other amendments to this prospectus electronically, we will e-mail a notice to the investor that informs him or her that an amendment to this prospectus has been filed with the SEC, which will include a hyperlink to the website as well as its Internet address. Additionally, upon request, you will receive paper copies of any or all documents from us.



     Prior to effectiveness, no one may purchase any shares in this offering. Following the effectiveness of this offering, in order to purchase shares in this offering, an investor must complete, date, sign and deliver to American Stock Transfer & Trust Co., our escrow agent, a paper copy of our subscription agreement, together with either a check in the amount corresponding to the cost of the shares to be purchased, or alternatively, a wire transfer of funds for that amount. An investor may not necessarily be able to purchase all of or any of the shares that he or she has requested, depending on availability. The address and wire transfer instructions for our escrow agent is indicated in the subscription agreement. Following the effectiveness of this offering, subscription agreements will be available in the following ways:

     - By printing it from the website where we have posted our final prospectus;

    - Unless an investor has specifically requested electronic delivery of the final prospectus, we will include the subscription agreement together with a paper copy of the final prospectus that we send to such investor; and

     - An investor request a paper copy of the subscription agreement and prospectus by calling us, writing to us, or e-mailing us at the number or address listed in this prospectus or on our websites.



USE OF A BROKER-DEALER



     We currently have no arrangements with any broker-dealers to offer or sell any of the shares, and we will not enter into any arrangement with any broker dealers to sell the minimum number of shares in this offering. Once we have sold at least the minimum number of shares in this offering, we may utilize one or more broker-dealers who may offer and sell the shares on terms acceptable to us. If we determine to use a broker-dealer, such broker-dealer must be a member in good standing of the National Association of Securities Dealers, Inc. and registered, if required, to conduct sales in those states in which it would sell the shares. We will not pay in excess of 10% as a sales commission for any sales of the shares, nor will our sales commission expenses combined with other offering expenses exceed 20% of the gross proceeds of this offering. If a broker-dealer were to sell shares, it is likely that such broker-dealer would be deemed to be an underwriter of the shares as defined in Section 2(11) of the Securities Act and we would be required to obtain a no- objection position from the National Association of Securities Dealers, Inc. regarding the underwriting and compensation terms entered into between us and such potential broker-dealer. In addition, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part to disclose the name of such selling broker-dealer and the agreed underwriting and compensation terms.



     We will reimburse our officers and directors for expenses incurred in connection with the offer and sale of the shares. Our officers and directors are relying on Rule 3a4-1 of the Exchange Act as a "safe harbor" from registration as a broker-dealer in connection with the offer and sales of the shares. In order to rely on such "safe harbor" provisions provided by Rule 3a4-1, an officer or director must be in compliance with all of the following:

     -    he or she must not be subject to a statutory disqualification;

     - he or she must not be compensated in connection with such selling participation by payment of commissions or other payments based either directly or indirectly on such transactions;

     -    he or she must not be an associated person of a broker-dealer;

     - he or she must restrict participation to transactions involving offers and sale of the shares;

     - he or she must perform substantial duties for the issuer after the close of the offering not connected with transactions in securities, and not have been associated with a broker or dealer for the preceding 12 months, and not participate in selling an offering of securities for any issuer more than once every 12 months; and

     - he or she must restrict participation to written communications or responses to inquiries of potential purchasers.



     Our officers and directors intend to comply with the guidelines enumerated in Rule 3a4-1. Our officers and directors have no current plans to purchase shares in the offering, however they may purchase up to an aggregate of 20,000 shares in the offering. We anticipate that Clint Ballard, our president and chief executive officer and Diana T. Ballard, our chairman of the board will be the only officers or directors selling shares in reliance on Rule 3a4-1, as further restricted by the laws of the states in which we have registered our shares for sale.



KEY TERMS OF ESCROW AGREEMENT



     Under the terms of our escrow agreement with American Stock Transfer:

     - proceeds from the sale of the shares will be deposited into an interest bearing account until the minimum offering amount is sold;

     -    in the event the  proceeds  are  insufficient  to meet the 400,000
          share  minimum  requirement,   proceeds  will  be  returned  directly
          to investors by the escrow agent with interest and without deduction for expenses, including escrow agent fees;

     - the escrowed proceeds are not subject to claims by our creditors, affiliates, associates or underwriters until the proceeds have been released to us under the terms of the escrow agreement; and

     - the regulatory administrator of any state in which the offering is registered has the right to inspect and make copies of the records of the escrow agent relating to the escrowed funds in the manner described in the escrow agreement.



LOCK-IN AGREEMENT



     Clint Ballard and Diana T. Ballard have entered into a lock-in agreement with us under which beginning on the day the offering is completed, they are prohibited from transferring or pledging 34,191,059 of their shares of our common stock, although they retain all of their power to vote these shares.



     According to its terms, the lock-in agreement will terminate upon any of the following occurrences:

     -    the second anniversary of the completion date of the offering:

     - the date all funds have been sent back to investors if the offering was terminated; or

     - the date the shares become listed on the Nasdaq National Market, The American Stock Exchange or the New York Stock Exchange.



During the term of the lock-in agreement, beginning on the first anniversary of the date the offering is completed, two and one-half percent of the shares covered under the agreement shall be released from the lock-in provisions each quarter.

                          DESCRIPTION OF CAPITAL STOCK



CAPITAL STOCK


     Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.0001 per share, and 2,000,000 shares of Serial Preferred Stock, par value $.0001 per share.


COMMON STOCK



     General. We have 100,000,000 authorized shares of common stock, par value $.0001 per share, 34,300,000 of which are issued and outstanding prior to this offering. All shares of common stock currently outstanding are validly issued, fully paid and non-assessable, and are all owned beneficially and of record by two stockholders, Clint Ballard and Diana T. Ballard. All shares which are the subject of this prospectus, when issued and paid for under this offering, will be validly issued, fully paid and non-assessable.



     Voting rights. Each share of our common stock entitles the holder to one vote, either in person or by proxy, at meetings of stockholders. Our board of directors is elected annually at each annual meeting of the stockholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of more than fifty percent of our voting power can elect all of our directors.



     Dividend policy. All shares of common stock are entitled to participate ratably in dividends when, as and if declared by our board of directors out of the funds legally available to distribute dividends. Any such dividends may be paid in cash, property or additional shares of common stock. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business. We expect that no dividends on the shares of common stock will be declared in the foreseeable future. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, general business conditions and other pertinent facts. There can be no assurance that any dividends on the common stock will ever be paid.



     Miscellaneous rights and provisions. Holders of common stock have no preemptive or other subscriptions rights, conversions rights, redemption or sinking fund provisions. In the event of the liquidation or dissolution, whether voluntary or involuntary, of eAcceleration, each share of common stock is entitled to share ratably in any assets available for distribution to holders of the equity of eAccleration after satisfaction of all liabilities.



     Shares eligible for future sale. Upon completion of this offering, we will have 34,700,000 shares of common stock outstanding if the minimum number of shares offered in this offering are sold, or 37,300,000 shares of common stock outstanding if the maximum number of shares offered in this offering are sold. Of these shares, the shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate" of eAcceleration, which will be subject to the limitations of Rule 144 adopted under the Securities Act. In general, a person who has a control relationship with eAcceleration is defined as an "affiliate." All of the remaining shares are deemed to be "restricted securities", as that term is defined in Rule 144 under the Securities Act.



     In general, under Rule 144, commencing 90 days after the date of this prospectus, a person, including an affiliate or persons whose shares are aggregated, who has owned restricted shares of common stock beneficially for at least one year, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of one per cent of the total number of outstanding shares of the same class or the average weekly trading volume of our common stock on all exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. A person who has not been an affiliate of eAcceleration for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least two years is entitled to sell such shares under Rule 144 without regard to the limitations described above.



     All of the shares of stock presently outstanding have been held at least two years. Accordingly, commencing following the completion of the offering, these 34,300,000 shares will be eligible for resale under Rule 144 at the rates and subject to the conditions discussed above and the terms of the lock-in agreement described above. No predictions can be made as to the effect, if any, that sales of shares under Rule 144 or otherwise or the availability of shares for sale will have on the market, if any, prevailing from time to time. The sale of any substantial number of these shares in the public market could adversely affect prevailing market prices following the offering.



PREFERRED STOCK



     The board of directors is authorized by the our certificate of incorporation to issue up to an additional 2,000,000 shares of one or more series of serial preferred stock, par value $.0001 per share. No shares of such serial preferred stock have been authorized for issuance by our board of directors, and we have no present plans to issue any such shares. In the event that the board of directors issues shares of serial preferred stock, it may exercise its discretion in establishing the terms of such serial preferred stock; provided, that any issuance of serial preferred stock must be approved by a majority of our independent directors, who do not have an interest in the transaction and who have access, at our expense, to our legal counsel or to independent legal counsel.



     Subject to approval by the independent directors, the board of directors may determine the voting rights, if any, of the series of preferred stock being issued, which would include the right to vote separately or as a single class with the common stock and/or other series of preferred stock; to have more or less voting power per share than that possessed by the common stock or other series of preferred stock; and to vote on specified matters presented to the stockholders or on all of such matters or upon the occurrence of any specified event or condition. On liquidation, dissolution or winding up of eAcceleration, the holders of preferred stock may be entitled to received preferential cash distributions fixed by the board of directors when creating the particular preferred stock series before the holders of the common stock are entitled to receive anything. Preferred stock authorized by the board of directors could be redeemable or convertible into shares of any other class or series of stock of eAcceleration.

     The issuance of preferred stock by the board of directors could adversely affect the rights of holders of the common stock by, among other things, establishing preferential dividends, liquidation rights or voting powers. The issuance of preferred stock could be used to discourage or prevent efforts to acquire control of eAcceleration through the acquisition of shares of common stock.



ANTI-TAKEOVER PROVISIONS



     Our certificate of incorporation contains provisions which may be deemed to be "anti-takeover" in nature in that such provisions may deter, discourage or make more difficult the assumption of control of eAcceleration by another entity or person. In addition to the ability to issue preferred stock, these provisions include a requirement for a vote of 66-2/3% of the stockholders in order to approve a number of transactions including mergers and sales or transfers of all or substantially all of our assets.



     The Delaware Corporation Law further contains anti-takeover provisions.
Section 203 of the Delaware Corporation Law provides, with a number of exceptions, that as a Delaware corporation, we may not engage in any of a broad range of business combinations with an "interested stockholder", that is, a person who owns 15% or more of our outstanding voting stock, for a period of three years from the date that such person became an interested stockholder unless:

     - the transaction resulting in a person's becoming an interested stockholder, or the business combination, is approved by our board of directors before the person becomes an interested stockholder;

     - the interested stockholder acquires 85% or more of our outstanding voting stock excluding shares owned by persons who are both our officers and directors, and shares held by employee stock ownership plans; or

     - the business combination is approved by our board of directors and by the holders of at least 66-2/3% of our outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder.


TRANSFER AGENT



     The transfer agent for the common stock will be American Stock Transfer & Trust Co., 40 Wall Street, New York, New York 10005.

                                     EXPERTS



     Our financial statements as of December 31, 1998 and for each of the years in the two-year period ended December 31, 1998, appearing in this prospectus and registration statement have been audited by McKennon, Wilson & Morgan, LLP, independent auditors, as set forth in their report on such financial statements, appearing elsewhere in this prospectus and in this registration statement, and are included in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.




                                  LEGAL MATTERS



     The validity of the shares offered in this offering will be passed upon for us by Kaufman & Moomjian, LLC, Mitchel Field, New York.




                       WHERE YOU CAN FIND MORE INFORMATION



     This prospectus is part of a registration statement on Form SB-2 under the Securities Act that we filed with the SEC with respect to the shares offered by this prospectus. We have authorized no one to provide you with any information other than that provided in the prospectus. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in the prospectus is accurate as of any date other than the date on the front cover of the document.



     This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedule filed with the registration statement. For further information about us and the shares offered by this prospectus, reference is made to the registration statement and its exhibits and schedules. A copy of the registration statement and its exhibits and schedules may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such office upon the payment of the fees prescribed by the SEC and at the SEC regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information about its public reference room. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. The Internet address of the website is http://www.sec.gov. Our registration statement and the exhibits and schedules we filed electronically with the SEC are available on this site. An electronic format of this prospectus is also available on our Internet website, at http://www.eacceleration.com/ipo. The other information contained on this website or any other website is not part of this prospectus.



     As of the date of this prospectus, we will become subject to the informational requirements of the Securities Exchange Act of 1934, and we will file reports and other information with the SEC. Such reports and other information can be inspected and/or obtained at the locations and websites set forth above.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS




Independent auditors' report . . . . . . . . . . . . . . . . . . . . . . . . F-2



Consolidated financial statements:



  Consolidated balance sheets - December 31, 1998 and
  October 31, 1999 (unaudited) . . . . . . . . . . . . . . . . . . . . . . . F-3



  Consolidated statements of income for each of the years in the two-year period ended December 31, 1998 and the ten months ended
  October 31, 1998 and 1999 (unaudited). . . . . . . . . . . . . . . . . . . F-4



  Consolidated statements of stockholders' equity (deficit) for each of the years in the two-year period ended December 31, 1998 and the ten months ended October 31, 1999 (unaudited) . . . . . . . . . . . . . . . . . . . . F-5



  Consolidated statements of cash flows for each of the years in the two-year period ended December 31, 1998 and the ten months ended
  October 31, 1998 and 1999 (unaudited). . . . . . . . . . . . . . . . . . . F-6



  Notes to consolidated financial statements . . . . . . . . . . . . . . . . F-7

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------

Board of Directors
eAcceleration Corp.

We have audited the accompanying consolidated balance sheet of eAcceleration Corp., and its subsidiary Acceleration Software International Corporation (the "Company"), as of December 31, 1998, and the related consolidated statements of income, stockholders' equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of eAcceleration Corp., as of December 31, 1998, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1998, in conformity with generally accepted accounting principles.


/s/ McKennon, Wilson & Morgan LLP

Irvine, California
September 10, 1999, except for the matters discussed in Notes 1, 6 and 8, as to which the date is December 17, 1999
                              eACCELERATION CORP.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                             December 31, 1998   October 31, 1999
                                                             -----------------   ----------------
                                                                                    (unaudited)
Current assets:

    Cash and cash equivalents                                    $  239,193          $ 188,850
    Accounts receivable, net of allowance for doubtful
       accounts of $0 and $30,000, respectively                     241,667            550,766
    Other current assets                                               -               116,242
                                                                 ----------          ---------
          Total current assets                                      480,860            855,858

Property and equipment, net                                          64,776             63,208
Deferred offering costs                                                -               122,542
Patents and trademarks, net                                          64,281             60,139
                                                                 ----------          ---------

                                                                 $  609,917         $1,101,747
                                                                 ==========         ==========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable                                             $   49,435         $  341,866
    Accrued liabilities                                              71,817             29,044
    Deferred revenue                                                   -               168,750
    Other current liabilities                                        20,361               -
                                                                 ----------         ----------
          Total current liabilities                                 141,613            539,660
                                                                 ----------         ----------

Commitments and contingencies (Note 5)

Stockholders' equity:
    Common stock, par value $.0001;  100,000,000
      shares  authorized;  35,000,000 shares
      issued, and 34,300,000 shares outstanding at
      December 31, 1998; 34,300,000 shares issued
      and outstanding at October 31, 1999 (unaudited)                 3,430              3,430
    Additional paid-in capital                                      113,454             34,582
    Retained earnings                                               466,420            524,075
    Treasury stock, at cost; 700,000 shares in 1998                (115,000)              -
                                                                 ----------         ----------
          Total stockholders' equity                                468,304            562,087
                                                                 ----------         ----------

                                                                 $  609,917         $1,101,747
                                                                 ==========         ==========

       See accompanying notes to these consolidated financial statements

                              EACCELERATION CORP.

                        CONSOLIDATED STATEMENT OF INCOME

                                            Year Ended December 31,       Ten Months Ended October 31,
                                            -----------------------       ----------------------------
                                             1997            1998           1998                  1999
                                             ----            ----           ----                  ----
                                                                                    (unaudited)
Revenues:
    License revenues                      $1,840,761      $1,919,149      $1,638,448        $ 1,406,304
    Internet revenues                          -               -               -              1,955,232
                                          ----------      ----------      ----------        -----------
                                           1,840,761       1,919,149       1,638,448          3,361,536
                                          ----------      ----------      ----------        -----------
Cost and expenses:
    Software development and products      1,192,728         919,895         687,760            757,269
    Sales and marketing                       51,459         369,336         235,595          1,633,140
    General and administrative               353,972         305,071         293,455            512,611
    Reduction in reserves for claims        (183,554)        (28,542)        (28,542)              -
                                          ----------      ----------      ----------        -----------
                                           1,414,605       1,565,760       1,188,268          2,903,020
                                          ----------      ----------      ----------        -----------


Income from operations                       426,156         353,389         450,180            458,516
                                          ----------      ----------      ----------        -----------

Other income (expense):
    Interest income                           10,866          49,499          48,554              4,461
    Interest expense                         (18,896)         (6,557)         (5,838)              (465)
    Settlement gains                         616,728           -                -                  -
    Other                                     16,489             150             150               -
                                          ----------      ----------      ----------        ------------
                                             625,187          43,092          42,866              3,996
                                          ----------      ----------      ----------        -----------


Net income                                $1,051,343      $  396,481      $  493,046        $   462,512
                                          ==========      ==========      ==========        ===========

Basic and diluted earnings per
  common share                            $     0.03      $     0.01      $     0.01        $      0.01
                                          ==========      ==========      ==========        ===========

Pro forma financial data (unaudited):

    Pro forma net income                                  $  261,677                        $   305,258
                                                          ==========                        ===========
    Pro forma basic and dilutive
       earnings per common share                          $     0.01                        $      0.01
                                                          ==========                        ===========


  See accompanying notes to these consolidated financial statements, including
             "Note 2 Income Taxes" and " Pro Forma Financial Data."

                               EACCELERATION CORP.

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                              Additional
                                       Common Stock            Paid-in          Retained Earnings        Treasury     Stockholders
                                   Shares        Amount        Capital        (Accumulated Deficit)        Stock    Equity (Deficit)
                                   ------        ------        -------        ---------------------        -----    ----------------

Balances, December 31, 1996     35,000,000     $ 3,430       $ 113,454            $ (234,754)          $       -     $ (117,870)

Distributions to stockholders            -           -               -              (396,650)                  -       (396,650)

Repurchase of common stock         700,000           -               -                     -            (115,000)      (115,000)

Net income                               -           -               -             1,051,343                   -      1,051,343
                                -----------    -------       ---------            ----------           ---------     ----------

Balances, December 31, 1997     34,300,000       3,430         113,454               419,939            (115,000)       421,823*

Distributions to stockholders            -           -               -              (350,000)                  -       (350,000)

Net income                               -           -               -               396,481                   -        396,481
                                ----------     -------       ---------            ----------           ---------     ----------

Balances, December 31, 1998     34,300,000       3,430         113,454               466,420            (115,000)       468,304

Value of stock options issued
 below fair value (unaudited)            -           -          21,128                     -                   -         21,128

Distributions to stockholders
 (unaudited)                             -           -               -              (389,857)                  -       (389,857)

Cancellation of treasury stock           -           -        (100,000)              (15,000)            115,000              -
 (unaudited)

Net income (unaudited)                   -           -               -               462,512                   -        462,512

Balances, October 31, 1999
 (unaudited)                    34,300,000     $ 3,430       $  34,582            $  524,075           $       -     $  562,087
                                ==========     =======       =========            ==========           =========     ==========




        See accompanying notes to these consolidated financial statements

                               EACCELERATION CORP.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  December 31,               October 31,
                                                             1997           1998         1998          1999
                                                             ----           ----         ----          ----
                                                                                             (unaudited)
Cash flows from operating activities:
    Net income                                          $ 1,051,343      $ 396,481    $ 493,046     $ 462,512
    Adjustments to reconcile net income to net
     cash provided by operating activities:
       Depreciation and amortization                         62,625         54,073       29,852        27,328
       Increase in allowance for doubtful accounts                -              -            -        30,000
       Provision for write down of inventory                149,730         13,053            -             -
       Provision for write down of fixed assets              24,340              -            -             -
       Value of stock options issued below fair value             -              -            -        21,128
       Settlement gain                                     (616,728)             -            -             -
       Changes in operating assets and liabilities:
        Accounts receivable                                   1,584       (241,667)    (225,000)     (339,099)
        Deferred offering costs                                   -              -            -      (122,542)
        Other current assets                                  2,748        (11,012)           7      (116,242)
        Accounts payable                                   (399,541)        (7,507)     (10,275)      292,430
        Accrued liabilities                                  77,214         (8,691)     (85,830)      (42,773)
        Deferred revenue                                   (250,000)             -            -       168,750
        Other current liabilities                           106,075        (91,546)     (62,852)      (14,528)
                                                        -----------      ---------    ---------     ---------

    Net cash provided by operating activities               209,390        103,184      138,948       366,964
                                                        -----------      ---------    ---------     ---------

Cash flows from investing activities:
    Purchases of equipment                                  (28,021)       (32,306)     (42,876)      (21,618)
    Patent and trademark expenditures                       (33,114)       (35,927)           -             -
    Settlement gain                                         616,728              -            -             -
                                                        -----------      ---------    ---------     ---------

    Net cash provided by (used in) investing activities     555,593        (68,233)     (42,876)      (21,618)
                                                        -----------      ---------    ---------     ---------

Cash flows from financing activities:
    Payments on capital lease obligations                   (12,815)       (15,514)     (19,882)       (5,833)
    Distributions to stockholders                          (396,650)      (350,000)    (260,000)     (389,856)
    Repurchase of common stock                             (115,000)             -            -             -
                                                        -----------      ---------    ---------     ---------

    Net cash used in financing activities                  (524,465)      (365,514)    (279,882)     (395,689)
                                                        -----------      ---------    ---------     ---------

Net increase (decrease) in cash and cash equivalents        240,518       (330,563)    (183,810)      (50,343)

Cash and cash equivalents at beginning of period            329,238        569,756      569,756       239,193
                                                        -----------      ---------    ---------     ---------

Cash and cash equivalents at end of period              $   569,756      $ 239,193    $ 385,946     $ 188,850
                                                        ===========      =========    =========     =========

Supplemental disclosure of cash flow information-
    Cash paid during the period for-
     Interest                                           $    18,896      $   6,557    $   5,838     $     465
                                                        ===========      =========    =========     =========

        See accompanying notes to these consolidated financial statements

                               EACCELERATION CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1   ORGANIZATION AND HISTORY

Organization and Nature of Operations

eAcceleration Corp., a Delaware corporation, (the "Company"), was incorporated on November 1, 1999. At such time, the Company acquired 100% of the issued and outstanding common stock of Acceleration Software International Corporation, a Washington corporation ("ASIC"). ASIC was formed in June 1995 as Ballard Synergy Corporation and immediately merged with Ballard Synergy Corporation, a Nevada corporation ("Ballard"), and changed its name in 1996. Ballard was originally incorporated in the state of Nevada in 1987. In connection with the Company's acquisition of ASIC, the Company issued one share for every two shares of ASIC that was issued and outstanding at such time. This acquisition of ASIC by eAcceleration was accounted for at historical bases similar to a pooling of interest since the companies were under common control.

Beginning in late 1998, the Company has provided an integrated suite of websites which allow Internet users to receive free products in exchange for using the Company's home page as their startpage. The Company sells online advertising space to online media buyers and merchants who can be assured they will reach a relatively captive and targeted set of Internet users. The Company is thus able to sell to such customers no-risk advertising based on quantifiable actions by Internet users on a per click, per download or per signup basis. The Company provides co-branding and marketing services from its websites.

Since inception, the Company has developed software that primarily increases the speed of processing by computers, computer accessories and software. The Company's principal products are web browser, CD-ROM and hard disk accelerators. The Company licenses such software in Asia.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All inter-company accounts have been eliminated in consolidation.

Revenue Recognition

The Company has revenue sources from software products, license sales and online advertising services. Management believes its revenue recognition policies are in conformity with the American Institute of Certified Public Accountants, Statements of Position ("SOP)" 97-2, "Software Revenue

                              EACCELERATION CORP.

Recognition," and 98-4, "Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition."

Revenues from pre-packaged software products are recorded when the software is delivered. Revenues from license agreements that allow unlimited duplication are recorded when the product master is delivered. Maintenance and support of software is not significant and is accrued at the time revenue is recognized.

Revenue from software developed for customers which require significant production, modification or customization of software is recognized in a manner which approximates SOP 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts." Specifically, the Company uses the percentage of completion method based on labor costs incurred. At the time a contract is known to result in a loss at completion, the Company records a charge to operations. Billings in excess of costs on uncompleted contracts are reflected as deferred revenues in the accompanying balance sheet of October 31, 1999.

Advertising revenues consist of web banner advertising and anchor positions. A banner, the most common form of advertisement on the web, directly links a consumer to the advertiser's website or promotion through a box on the website which may be transitory. An anchor position, consisting of an advertiser's position on the Company's website, consists of a link to the advertiser's website which remains in a designated position until the advertising position is removed from the website. Banner advertising and anchor position revenues can be based on impressions, click-through, signups, or downloads. Revenues from contracts based on impressions, click-throughs, signups and downloads are recognized in the period in which visitors execute these pre-defined actions. The rates for impressions range from $4.00 to $5.00 per thousand actions and the rates for click-throughs range up to $400.00 per thousand actions. Signups are billed at the rate of $22.50 each and downloads are billed at the rate of up to $5.00 each.

ADVERTISING COSTS

Advertising costs are expensed as incurred.

RESEARCH AND DEVELOPMENT COSTS

Research and development costs are expensed as incurred.

                              EACCELERATION CORP.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid instruments purchased with a maturity of less than three months to be cash equivalents.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost and are depreciated using the double declining method over the estimated useful lives of the related assets, ranging from five to seven years. Maintenance and repairs are charged to expense as incurred. Significant renewals and betterments are capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.

SOFTWARE DEVELOPMENT COSTS

Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed," states that all costs incurred in connection with the development of software subsequent to technological feasibility should be capitalized until such time that the software is available to customers. The Company believes its current process for developing software is essentially completed concurrent with the establishment of technological feasibility and, as such, no costs have been capitalized to date.

In December 1999, the Company entered into a lease agreement with a four year term for an additional 10,000 square foot facility. The lease requires monthly payments of $7,643 for months one through four and $8,492 for months five through 12. All remaining payments are increased 3% annually. The Company has the option of terminating the lease at the end of the second year.

Deferred Offering Costs

Direct costs incurred in connection with the Company's initial public offering (the "Offering") are capitalized. In the event the Offering is unsuccessful, the Company will charge these costs to operations.

Patents and Trademarks

Patents and trademarks are recorded at cost and are amortized using the straight-line method over the estimated useful lives of the related assets ranging from three (3) to five (5) years.

                              EACCELERATION CORP.

Impairment of Long-Lived Assets

The Company accounts for impairment of long-lived assets under the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. At present, the Company reviews for impairment annually.

Fair Value of Financial Instruments

The Company has financial instruments whereby the fair value of the financial instruments could be different than that recorded on a historical basis in the accompanying balance sheets. The Company's financial instruments consist of accounts receivable and accounts payable. The carrying amounts of the Company's financial instruments generally approximate their fair values as of December 31, 1998.

Earnings Per Share

In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share" ("EPS"). SFAS No. 128 requires dual presentation of basic EPS and diluted EPS on the face of all income statements issued after December 15, 1997, for all entities with complex capital structures. Basic EPS is computed as net income divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants and other convertible securities. The table set forth below reconciles the components of the basic net income per share calculation to the diluted net income per share.

                                                          December 31,              October 31,
                                                  --------------------------  -----------------------
                                                     1997            1998        1998         1999
                                                  ----------      ----------  ----------   ----------
Weighted average shares outstanding - Basic       35,000,000      34,300,000  34,300,000   34,300,000
Effect of dilutive stock options                           -               -           -      199,485
                                                  ----------      ----------  ----------   ----------
Weighted average shares outstanding - Dilutive    35,000,000      34,300,000  34,300,000   34,499,485


There were 224,300 options to purchase common stock ranging from $2.50 to $4.50 per share which were considered anti-dilutive during the ten months ended October 31, 1999 (unaudited).

                              EACCELERATION CORP.

Income Taxes

The Company elected to be taxed under Subchapter S of the Internal Revenue Code. Accordingly, profits and losses are reflected in the individual income tax returns of the stockholders. Income taxes are not material to the consolidated financial statements.

Pro Forma Financial Data

Included in the accompanying statements of income is pro forma financial data (unaudited) reflecting pro forma net income and earnings per share assuming the Company was taxed as a C-Corporation from the beginning of the most recent annual statement of income and the most recent interim period. The Company's estimated federal tax rate would be approximately 34%. There are no material state income taxes incurred by the Company; however, the Company pays a business tax based on certain revenues, which are not classified as income taxes. Pro forma income tax expense for the year ended December 31, 1998 and the ten months ended October 31, 1999 is $134,804 and $157,254, respectively.

The Company entered into two employment agreements on November 1, 1999 (see Note
8). Each employment agreement provides for the payment of a bonus based on 2.5% of the Company's pretax income' which is defined as income before taxes, interest, depreciation, amortization and extraordinary items in the immediately preceding fiscal year. The accompanying pro forma financial data does not include the effects of these two bonuses because the agreements will not be effective until the first closing of this offering, and no bonuses will be paid based on 1999 income. If such bonuses were to be paid under the agreements, the pro forma bonus expense for the year ended December 31, 1998 and the ten months ended October 31, 1999 would have been $22,856 and $24,515, respectively.

Risks, Uncertainties and Concentrations

The Company's operations are subject to new innovations in product design and function. Significant technological changes can have an adverse effect on product lives. Design and development of new products are important elements to achieve profitability in this industry segment.

The Company, at times, maintains cash balances at a certain financial institution in excess of amounts insured by Federal agencies.

The Company provides credit in the normal course of business to customers throughout the United States and Asia. The Company has a policy to perform credit evaluations on all customers with significant orders. The Company does not obtain collateral with which to secure its accounts receivable. The Company maintains reserves for potential credit losses based upon the Company's historical experience related to credit losses.

                               EACCELERATION CORP.

Licensing revenues from Asia for the years ended December 31, 1997 and 1998 were $1,145,000 and $1,636,000, respectively.

During the years ended December 31, 1997 and 1998, revenues from two unaffiliated customers accounted for 62% and 30%, respectively, and 85% and 14%, respectively, of total revenues. At December 31, 1998, accounts receivables of $241,661 were due from one of these unaffiliated customers. In 1997 and 1998, revenues from these customers were primarily generated based on product shipments, less allowances for returns up to 15% of sales. During the ten months ended October 31, 1999, revenues from one of these unaffiliated customers accounted for approximately 40% of total revenues and all of its software licensing revenues. Revenues from this customer were primarily generated under an unlimited license contract whereby the Company received a fixed payment per month. On October 14, 1999, the Company amended the agreement with this customer, which currently requires monthly payments from this customer of $150,000 from November 1999 to May 2000. At present, this contract represents the Company's sole source of revenues from software licensing. This agreement also provides for bonus payments of $400,000 for several of the Company's software products if any of such products' sales reach "top product" status based on sales totals as determined by industry reports listed in the agreement. The maximum possible bonus is $2,000,000.

During the ten months ended October 31, 1999, another unaffiliated company accounted for 14% of total revenues.

During the ten months ended October 31, 1999, the Company commenced Internet revenue sharing programs with 5 other companies, under which the Company is to receive a portion of such other companies' sales originating from our websites ranging from 3 to 50%. The Company's revenues derived from revenue sharing programs during the ten months ended October 31, 1999 have been inconsequential.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates.

Unaudited Interim Consolidated Financial Statements

The interim consolidated financial data as of October 31, 1999, and for the ten months ended October 31, 1998 and 1999, is unaudited; however, in the opinion of management, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company's financial position as of October 31, 1999, and the results of their operations and their cash flows for the

                              EACCELERATION CORP.

ten months ended October 31, 1998 and 1999.

Stock Compensation

During 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which defines a fair value based method of accounting for stock-based compensation. However, SFAS No. 123 allows an entity to continue to measure compensation cost related to stock and stock options issued to employees using the intrinsic method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting method of APB 25 must make pro forma disclosures of net income and earnings per share, as if the fair value method of accounting defined in SFAS No. 123 had been applied. The Company has elected to account for its stock-based compensation to employees under APB 25.

Comprehensive Income

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting the components of comprehensive income and requires that all items that are required to be recognized under accounting standards as components of comprehensive income be included in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income includes net income, as well as certain non-shareholder items that are reported directly within a separate component of stockholders' equity and bypass net income. The Company has adopted the provisions of this statement in 1998, with no impact on the accompanying consolidated financial statements.

Disclosures about Segments of an Enterprise and Related Information

In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." The provisions of this statement require disclosures of financial and descriptive information about an enterprise's operating segments in annual and interim financial reports issued to stockholders. The statement defines an operating segment as a component of an enterprise that engages in business activities that generate revenue and incur expense, whose operating results are reviewed by the chief operating decision-maker in the determination of resource allocation and assessing performance, and for which discrete financial information is available. The Company has adopted the provisions of this statement in 1998 with no impact on the accompanying consolidated financial statements. The impact of such provisions during the period ended October 31, 1999 will be reported at December 31, 1999.

                              EACCELERATION CORP.

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following as of December 31, 1998, and October 31, 1999 (unaudited):

                                             December 31,     October 31, 1999
                                                1998             (unaudited)
                                             ------------     ----------------

Equipment                                    $  224,320          $ 245,938
Furniture and fixtures                           15,886             15,886
Vehicles                                         39,987             39,987
                                             ----------          ---------

Less accumulated depreciation                  (215,417)          (238,603)
                                             ----------          ---------

                                            $    64,776          $  63,208
                                            ===========          =========


During the years ended December 31, 1997 and 1998, and the ten months ended October 31, 1998 and 1999 (unaudited), depreciation expense totaled $61,422, $49,103, $28,754, and $23,186, respectively.

                              EACCELERATION CORP.

NOTE 4   PATENTS AND TRADEMARKS

Patents and trademarks consist of the following as of December 31, 1998, and October 31, 1999 (unaudited):

                                             December 31,     October 31, 1999
                                                1998             (unaudited)
                                             ------------     ----------------

Patents                                      $   81,481         $  81,481
Trademarks                                        4,560             4,560
                                             ----------         ---------

Less accumulated amortization                  ( 21,760)         ( 25,902)
                                             ----------         ---------

                                             $   64,281         $  60,139
                                             ==========         =========


NOTE 5 - COMMITMENTS AND CONTINGENCIES

Operating Lease

The Company currently leases a building that holds substantially all of the Company's operations. The lease was extended in February 1999 for an additional five years. As a result of this extension the lease expires in the year 2005. The Company's future annual minimum lease payments at December 31, 1998, are as follows:

                      Year Ending
                      December 31,
                      ------------

                         1999               $  22,491
                         2000                  22,941
                         2001                  22,491
                         2002                  22,491
                         2003                  22,491
                         Thereafter            24,365
                                            ---------
                                            $ 136,820
                                            =========


Total rent expense for the years ended December 31, 1997 and 1998, and for the ten month periods ended October 31, 1998 and 1999 (unaudited), amounted to $51,565, $20,628, $16,193, and $21,415, respectively.

See Note 8 for a discussion of subsequent events.

                              EACCELERATION CORP.

Litigation

In 1997, the Company reached an out-of-court settlement of a dispute with a former licensee and purchaser of one of the Company's products. Under the terms of the settlement, the Company received $616,728, net of attorneys' fees and costs amounting to $308,272. The income from this settlement has been included as other income in the 1997 statement of income.

In 1997, the Company settled a dispute with a former distributor of the Company's product in relation to advertising expenses owed to the distributor. Under the settlement agreement, the Company was obligated to pay $160,000, plus 5% interest on the unpaid portion, in monthly installments for two years beginning May 1997. The unpaid portion as of December 31, 1998 was $14,528, which has been included in other current liabilities.

A small number of claims have been made against the Company for credits and unpaid advertising and marketing fees from various former distributors of the Company's products. The Company estimated the credits to be approximately $183,554. Accordingly, the Company recorded a provision of approximately $183,554 to operations in fiscal 1995. In 1997, the Company determined that these claims no longer had merit and, accordingly, recorded a reduction in its reserves which are included in the accompanying statement of income.

The Company is subject to a limited number of claims and actions which arise in the ordinary course of business. The litigation process is inherently uncertain, and it is possible that the resolution of the Company's existing and future litigation may adversely affect the Company. Management is unaware of any matters that may have material impact on the Company's financial position, results of operations or cash flows.

As of July 12, 1999, the Company entered into a consulting agreement relating to services consisting of financial public relations and advise regarding corporate structuring and marketing. The terms of the contract include, among others, payments of up to an aggregate of $187,500 and a grant of options, at an exercise price of $3.00, to the consultant in an amount equal to 0.1% of the outstanding common stock of the Company. The Agreement expires on July 11, 2000.


NOTE 6 - STOCKHOLDERS' EQUITY

Common Stock Purchase Options

In 1995, the Board of Directors of ASIC adopted the 1995 Stock Option Plan (the "1995 Plan") pursuant to which officers, directors and employees of the Company were eligible to receive options to purchase common stock of the Company. Options to purchase 27,500 shares were granted at $0.70 per

                              EACCELERATION CORP.

share, vesting over four years. As of December 31, 1998, the Company had 27,500 options outstanding and exercisable. The Company did not grant nor have any exercises of stock options during the fiscal years ended December 31, 1997 and 1998. The weighted average remaining contractual life of options outstanding as of December 31, 1998, was 6.71 years.

On June 1, 1999, the Board of Directors of ASIC adopted the 1999 Stock Option Plan (the "1999 Plan"). Under the 1999 Plan, the Company may issue up to 5,000,000 shares of common stock. The 1999 Plan is administered by the Compensation Committee of the Board of Directors of the Company, which determines the terms and conditions of the options granted, including exercise price, number of options granted and the vesting period of such options. Incentive stock options may only be issued to employees and generally vest evenly over 10 years from the date of grant and may not, in any case, vest beyond ten years from the date of grant. Non-qualified stock options vest over a period of five years from the date of the grant. Forfeitures are returned to the plan and become available for grant. Incentive stock options have an exercise price of no less than the estimated fair value of the underlying shares of the Company's common stock at the date of grant and non-qualified stock options have an exercise price of not less than 85% of the estimated fair value of the underlying stock on the date of grant. The Company shall not issue any options or warrants with an exercise price of less than 85% of fair value of the underlying shares of its common stock on the date of the grant.

From July 1, 1999 to October 31, 1999 (unaudited), the Company granted employees options, net of cancellations, to purchase an aggregate of 617,500 shares of common stock that currently have exercise prices ranging from $1.04 to $3.00 per share. The Company also granted non-employees options to purchase 299,300 shares of common stock that currently have exercise prices ranging from $0.88 to $4.50 per share.

The Board of Directors established a fair value as of July 1, 1999 of $1.04 per share of common stock. Options to employees and non-employees to purchase 567,500 of these shares, net of cancellations, granted in July 1999 are currently exercisable at $0.88 (85% of estimated fair value) in the case of non-employees and $1.04 (estimated fair value) in the case of employees. Options to purchase shares granted in August and September 1999 were granted with an exercise price of $3.00 per share, which is above the Board's determination of fair value of the Company's common stock of $2.50 per share at such time.

On October 31, 1999, the Company granted to its then chief financial officer options to purchase 150,000 shares. As a result of his resignation as chief financial officer and his agreement to serve as a consultant to the Company, these options were amended so that he currently has options to purchase 10,000 shares of our common stock at an exercise price of $4.50 per share, which shall become fully vested and exercisable upon the shares of our common stock becoming publicly traded.

                              EACCELERATION CORP.

Options issued to Employees were granted at the estimated fair value, and as such, no compensation was charged to operations in 1999. Options issued to non-employees are valued based on a commonly- used valuation model using that considers volatility, among other factors. Aggregate compensation to be charged to future operations as of October 31, 1999 is $312,222. Compensation charges during the ten months ended October 31, 1999 was $20,128.

NOTE 7 - RELATED PARTY TRANSACTIONS

In fiscal 1997, the Company repurchased all shares of the Company's common stock issued to a former director for $115,000 originally issued at $100,000. On August 31, 1999, the Board of Directors of ASIC approved the cancellation of such shares and, accordingly, the Company charged retained earnings in the amount of $15,000 for the difference between the original issuance price and the repurchase price.

NOTE 8 - SUBSEQUENT EVENTS

On October 14, 1999, the Company amended an existing software distribution agreement whereby it agreed to deliver an unlimited license for an additional one-year term to its sole Asian distributor. In connection therewith, the Company received $150,000 in November and December 1999, and will receive a monthly payment of $150,000 from January through May 2000. This agreement also provides for bonus payments of $400,000 for several of the Company's software products if any of such products' sales reach "top product" status based on sales totals as determined by industry reports listed in the agreement. The maximum possible bonus is $2,000,000. The Company was required to deliver five
(5) additional new releases through May 2000. The Company is not required to provide customer support for its distributor's customers. Although the customer is granted an unlimited license to sell the software listed in the agreement, this does not materially affect the Company's operations attributed to offering software free on its websites. The distributor's license only applies to localized, Japanese versions, and not the English versions which are provided free on the Company's websites. Additionally, users in Japan cannot generally download or run the English-language versions on their operating systems.

On November 1, 1999, the Company entered into employment agreements with its two shareholders. Each of these agreements are for a period of five years and each provides compensation annually in the amount of $104,000 and a bonus based on 2.5% of earnings before income taxes depreciation, amortization and extraordinary items of the immediately preceding fiscal year. Such agreements become effective on the date of the first closing of the initial public offering, and no bonuses will be paid based on 1999 income.

On November 2, 1999, the Board of Directors of the Company authorized the Company's management to file a registration statement for an initial public offering of the Company's common stock.

                              EACCELERATION CORP.

In December 1999, the Company entered into an additional lease agreement for an approximately 10,000 square foot facility with a four year term beginning February 2000. The lease requires monthly payments of $7,643 for months one through four and $8,492 for months five through twelve. All remaining payments are to be increased three percent annually based on the prior years' monthly payments. The Company has the option to terminate the lease at the end of the second year

In February 2000, Shane H. Traveller resigned as the Company's chief financial officer. Upon his resignation, Mr. Traveller entered into a severance, settlement and general release agreement with the Company. Under this agreement, Mr. Traveller agreed to provide consulting services to the Company relating to marketing, financial, accounting and administration matters and other activities in which he was involved while he was the Company's chief financial officer. Under the agreement, Mr. Traveller will receive his remaining salary for February 2000 plus moving expenses, and will receive $26,000 upon the first closing of this offering and $15,000 upon the Company's common stock becoming publicly traded. Additionally, of his options to purchase 150,000 shares of the Company's common stock originally granted to him in October 1999, he retained options to purchase 10,000 shares at an exercise price of $4.50 per share which will become fully vested and exercisable upon the Company's common stock becoming publicly traded. All other options issued to Mr. Traveller have been canceled.

See Notes 1 and 6 for additional subsequent events.

================================================================================


     PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. EACCELERATION HAS NOT AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY IN ANY JURISDICTION WHERE SUCH OFFER, OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SHARES.


                           ---------------------------

                                TABLE OF CONTENTS

                           ---------------------------


                                                                           Page


Prospectus summary . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
Risk factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
Forward looking statements . . . . . . . . . . . . . . . . . .  . . . . .    24
Use of proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
Dilution. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
Management's discussion and analysis. . . . . . . . . . . . . . . . . . .    30
Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37
Management. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    51
Principal stockholders  . . . . . . . . . . . . . . . . . . . . . . . . .    56
Related party transactions. . . . . . . . . . . . . . . . . . . . . . . .    57
Plan of distribution. . . . . . . . . . . . . . . . . . . . . . . . . . .    58
Description of capital stock  . . . . . . . . . . . . . . . . . . . . . .    63
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    66
Legal matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    66
Where you can find more information . . . . . . . . . . . . . . . . . . .    66
Index to financial statements . . . . . . . . . . . . . . . . . . . . . .   F-1


                             ----------------------

================================================================================

================================================================================



                                     [Logo]



                               EACCELERATION CORP.



                                3,000,000 SHARES

                                       OF

                                  COMMON STOCK





                               ------------------

                                   PROSPECTUS

                               ------------------





UNTIL , 2000 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                               _____________, 2000


================================================================================

                                     Part II



                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.



     Under the provisions of the Certificate of Incorporation and By-Laws of the Registrant, each person who is or was a director or officer of Registrant shall be indemnified by the Registrant as of right to the full extent permitted or authorized by the General Corporation Law of Delaware. Under such law, to the extent that such person is successful on the merits of defense of a suit or proceeding brought against such person by reason of the fact that such person is a director or officer of the Registrant, such person shall be indemnified against expenses reasonably incurred in connection with such action, including attorney's fees. If unsuccessful in defense of a third-party civil suit or a criminal suit or if such a suit is settled, such a person shall be indemnified under such law against both (1) expenses, including attorneys' fees, and (2) judgments, fines and amounts paid in settlement if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action, had no reasonable cause to believe such person's conduct was unlawful. If unsuccessful in defense of a suit brought by or in the right of the Registrant, or if such suit is settled, such a person shall be indemnified under such law only against expenses incurred in the defense or settlement of such suit, including attorneys' fees, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that if such a person is adjudicated to be liable in such suit for negligence or misconduct in the performance of such person's duty to the Registrant, such person cannot be made whole even for expenses unless the court determines that such person is fairly and reasonably entitled to be indemnified for such expenses.



   Prior to the initial closing of this offering, the Registrant expects that its officers and directors will be covered by officers' and directors' liability insurance, with policy coverage will be $2,000,000, which will include reimbursement for costs and fees. The Registrant has entered into indemnification agreements with each of its executive officers and directors. The indemnification agreements provide for reimbursement for all direct and indirect costs of any type or nature whatsoever, including attorneys' fees and related disbursements, actually and reasonably incurred in connection with either the investigation, defense or appeal of a Proceeding, as defined, including amounts paid in settlement by or on behalf of an Indemnitee, as defined.



ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


  The estimated expenses of the distribution, all of which are to be borne by the Registrant, are as follows:

SEC Registration Fee. . . . . . . . . . . . . . . . . .          $    5,213
Blue Sky Fees and Expenses. . . . . . . . . . . . . . .              60,000*
Accounting Fees and Expenses. . . . . . . . . . . . . .              75,000*
Legal Fees and Expenses . . . . . . . . . . . . . . . .             220,000*
Advertising . . . . . . . . . . . . . . . . . . . . . .             100,000*
Printing and Engraving. . . . . . . . . . . . . . . . .              35,000*
Miscellaneous . . . . . . . . . . . . . . . . . . . . .               4,787*
                                                                 ----------
       Total. . . . . . . . . . . . . . . . . . . . . .          $  500,000
                                                                 ==========
----------

*Estimated


ITEM 26.      RECENT SALES OF UNREGISTERED SECURITIES


  Not applicable.


ITEM 27.    EXHIBITS.


Number  Description


3.1     Certificate of Incorporation of the Registrant.*
3.2     Bylaws of the Registrant.*
4.1     Specimen Common Stock Certificate.*
5.1 Opinion and Consent of Kaufman & Moomjian, LLC regarding the legality of the securities being registered.*
10.1    Amended and Restated 1999 Stock Incentive Compensation Plan.*
10.2    Employment Agreement between the Registrant and Clint Ballard, as amended.
10.3    Employment Agreement between the Registrant and Diana T. Ballard, as amended.
10.4 Form of Indemnification Agreement between the Registrant and its executive officers and directors.*
10.5    Form of Subscription Agreement for this offering.
10.6 Form of Escrow Agreement between the Registrant and American Stock Transfer & Trust Co.
10.7    Distribution Agreement between the Registrant and Pointe Control.*
        10.8 Software License and Distribution Agreement between the Registrant and Syncronys Softcorp.* 10.9 Lease Agreement, as amended, between Registrant and Finn Hill Partnership.* 10.10 Lease Agreement between the Registrant and Olympic Place II, L.L.C.
10.11   Consulting Agreement between the Registrant and Millennium Capital
        Quest.
10.12 Severance, Settlement and General Release Agreement between the Registrant and Shane H. Traveller.
10.13   Form of Lock-in Agreement among the Registrant, Clint Ballard and Diana
        T. Ballard.
10.14 Stockholders Agreement among the Registrant, Clint Ballard and Diana T. Ballard.
23.1    Consent of McKennon, Wilson & Morgan, LLP.
27.1    Financial Data Schedule.
99.1    Consent of Edward P. Swain, Jr.
99.2    Consent of Michael J. Clementz.
-------------
*   Previously filed.

ITEM 28.   UNDERTAKINGS.


The Registrant hereby undertakes that it will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii)  Reflect in the  prospectus any facts of events which,  individually
           or together,  represent a fundamental   change  in  the   information
           in  the  registration statement; and

     (iii) Include any additional or changed material information on the plan of distribution.



(2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement for the securities offered, and the offering of the securities at that time to be the initial bona fide offering.



(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.



     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.



     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, in the City of Poulsbo, State of Washington on the 15th day of February 2000.


                                       eAcceleration Corp.



                                       By:        /s/ Clint Ballard
                                           -------------------------------------
                                           Clint Ballard
                                           President and Chief Executive Officer





     In accordance with the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement was signed by the following persons in the capacities indicated on February 15, 2000.



Signatures                       Title



/s/ Clint Ballard                President, Chief Executive Officer and Director
-----------------------------    (Principal Executive Officer)
Clint Ballard



/s/ Diana T. Ballard             Chairman of the Board, Secretary and
-----------------------------    Treasurer
Diana T. Ballard



/s/ E. Edward Ahrens             Chief Financial Officer
------------------------------   (Principal Financial and Accounting Officer)
E. Edward Ahrens

                                  EXHIBIT INDEX


Number  Description


3.1    Certificate  of  Incorporation  of the  Registrant.*
3.2    Bylaws of the Registrant.*
4.1    Specimen Common Stock Certificate.*
5.1 Opinion and Consent of Kaufman & Moomjian, LLC regarding the legality of the securities being registered.*
10.1   Amended and Restated 1999 Stock Incentive Compensation Plan.*
10.2   Employment Agreement between the Registrant and Clint Ballard, as amended.
10.3   Employment Agreement between the Registrant and Diana T. Ballard, as amended.
10.4 Form of Indemnification Agreement between the Registrant and its executive officers and directors.*
10.5   Form of Subscription Agreement for this offering.
10.6 Form of Escrow Agreement between the Registrant and American Stock Transfer & Trust Co.
10.7   Distribution Agreement between the Registrant and Pointe Control.*
10.8   Software   License  and  Distribution   Agreement   between  the
       Registrant and Syncronys Softcorp.*
10.9 Lease Agreement, as amended, between the Registrant and Finn Hill Partnership.*
10.10  Lease Agreement between the Registrant and Olympic Place II, L.L.C.
10.11  Consulting Agreement between the Registrant and Millennium Capital Quest.
10.12 Severance, Settlement and General Release Agreement between Registrant and Shane H. Traveller.
10.13 Form of Lock-in Agreement among the Registrant, Clint Ballard and Diana Ballard.
10.14 Stockholders Agreement among the Registrant, Clint Ballard and Diana T. Ballard.
23.1   Consent of McKennon, Wilson & Morgan, LLP.
27.1   Financial Data Schedule.
99.1   Consent of Edward P. Swain, Jr.
99.2   Consent of Michael J. Clementz.
-------------
*   Previously filed.